SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]	Preliminary Proxy Statement	[ ]	Soliciting Material Under Rule 14a-12
[ ]	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials

AFLAC INCORPORATED
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
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[ ]	Fee paid previously with preliminary materials:
[ ]
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March 18, 2011

Dear Fellow Shareholder:

Thank you for putting your faith, confidence and resources in Aflac Incorporated. Enhancing the value of your investment remains our first priority and influences every decision we make.

I hope you will attend the 2011 Annual Meeting of Shareholders that will be held on Monday, May 2, 2011, at 10 a.m. at the Columbus Museum in Columbus, Georgia. I’ll be reporting on our business and strategy for the future.

Whether or not you are able to attend the meeting, your opinion matters to us and gives us input on important topics that relate to our business and ultimately, to your investment. I encourage you to review the Proxy Statement, Proxy, 2010 Year in Review, and Annual Report on Form 10-K to learn more about your company — and then vote your shares over the Internet or by telephone in accordance with the instructions. Or, you may opt to complete, sign, date and promptly return your proxy as soon as possible so that your shares will be represented at the meeting.

We are driven each day to be good stewards of your investment, and we thank you for the support that has helped establish a strong foundation for our company.

Sincerely,

Daniel P. Amos

NOTICE AND PROXY STATEMENT
________________________

AFLAC INCORPORATED
Worldwide Headquarters
1932 Wynnton Road
Columbus, GA 31999
________________________

NOTICE OF 2011 ANNUAL MEETING OF SHAREHOLDERS
________________________

The Annual Meeting of Shareholders of Aflac Incorporated (the “Company”) will be held on Monday, May 2, 2011, at 10:00 a.m. at the Columbus Museum (in the Patrick Theatre), 1251 Wynnton Road, Columbus, Georgia, for the following purposes, all of which are described in the accompanying Proxy Statement:

1.	To elect 15 Directors of the Company to serve until the next Annual Meeting and until their successors are duly elected and qualified.

2.	To consider the following non-binding advisory proposal:

“Resolved, that the shareholders approve the compensation of the Company's named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative discussion in the Proxy Statement.”

3.	To conduct a non-binding advisory vote on whether a non-binding advisory vote on the compensation of the Company's named executive officers should be held every one, two or three years.

4.	To consider and act upon the ratification of the appointment of KPMG LLP as independent registered public accounting firm of the Company for the year ending December 31, 2011.

     The accompanying proxy is solicited by the Board of Directors of the Company. The Proxy Statement and the Company’s Annual Report are enclosed.

     The record date for the determination of shareholders entitled to vote at the meeting is February 23, 2011, and only shareholders of record at the close of business on that date will be entitled to vote at this meeting and any adjournment thereof.

     YOUR VOTE IS IMPORTANT! WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE VOTE AS PROMPTLY AS POSSIBLE SO THAT WE MAY BE ASSURED OF A QUORUM TO TRANSACT BUSINESS. YOU MAY VOTE BY USING THE INTERNET OR TELEPHONE, OR BY SIGNING, DATING AND RETURNING THE PROXY MAILED TO THOSE WHO RECEIVE PAPER COPIES OF THIS PROXY STATEMENT. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

By order of the Board of Directors,

Columbus, Georgia	Joey M. Loudermilk
March 18, 2011	Secretary

*Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on
May 2, 2011. This Proxy Statement and the Annual Report are available at proxyvote.com.

1

TABLE OF CONTENTS

Solicitation and Revocation of Proxy	1
Proposal 1 — Election of Directors	4
Security Ownership of Management	8
Section 16(a) Beneficial Ownership Reporting Compliance	8
Corporate Governance	9
Board and Committees	11
Compensation Discussion and Analysis	13
Compensation Committee Report	26
2010 Summary Compensation Table	27
2010 Grants of Plan-Based Awards	30
2010 Outstanding Equity Awards at Fiscal Year-End	32
2010 Option Exercises and Stock Vested	34
Pension Benefits	34
Nonqualified Deferred Compensation	36
Potential Payments Upon Termination or Change-in-Control	37
Director Compensation	43
Related Person Transactions	45
Equity Compensation Plan Information	46
Audit Committee Report	46
Proposal 2 — Advisory Vote on Executive Pay-for-Performance Compensation	47
Proposal 3 — Advisory Vote on Frequency Vote of Executive Compensation	48
Proposal 4 — Ratification of Appointment of Independent Registered Public Accounting Firm	48

2

AFLAC INCORPORATED
________________________

PROXY STATEMENT
________________________

FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MONDAY, MAY 2, 2011
________________________

SOLICITATION AND REVOCATION OF PROXY

     This Proxy Statement is furnished to shareholders in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders to be held on Monday, May 2, 2011, and any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders and described in detail herein. The meeting will be held at 10 a.m. at the Columbus Museum (in the Patrick Theatre), 1251 Wynnton Road, Columbus, Georgia.

     All properly executed proxies returned to the Company will be voted in accordance with the instructions contained thereon. With respect to proxies returned by shareholders of record to the Company with no voting instructions indicated, the proxies will be voted FOR the election of all Director nominees named in this Proxy Statement, FOR approval of Proposals 2 and 4, and with respect to Proposal 3, for one year, and according to the discretion of the proxy holders on any other matters that may properly come before the meeting or any postponement or adjournment thereof. Shareholders of record may also submit their proxies via the Internet or by telephone in accordance with the procedures set forth in the enclosed proxy, or vote in person at the Annual Meeting. Any proxy may be revoked by the shareholder at any time before it is exercised by giving written notice to that effect to the Secretary of the Company or by submission of a later-dated proxy or subsequent Internet or telephonic proxy. Shareholders who attend the meeting may revoke any proxy previously granted and vote in person orally or by written ballot.

     This Proxy Statement and the accompanying proxy are being delivered to shareholders on or about March 18, 2011. In this Proxy Statement, the term “Company” refers to Aflac Incorporated, and the term “Aflac” refers to the Company’s subsidiary, American Family Life Assurance Company of Columbus, which operates in the United States (“Aflac U.S.”) and as a branch in Japan (“Aflac Japan”).

Solicitation of Proxies

     The Company will pay the cost of soliciting proxies. The Company will make arrangements with brokerage firms, custodians, and other fiduciaries to send proxy materials to their principals by mail and by electronic transmission, and the Company will reimburse these entities for mailing and related expenses incurred. In addition to solicitation by mail and electronic transmission, certain officers and other employees of the Company may solicit proxies by telephone and by personal contacts. However, they will not receive additional compensation (outside of their regular compensation) for doing so. In addition, the Company has retained Georgeson Inc. to assist in the solicitation of proxies for a fee of $9,000, plus reimbursement of reasonable out-of-pocket expenses.

Proxy Materials and Annual Report

     As permitted by the U.S. Securities and Exchange Commission (“SEC”) rules, we are making these proxy materials available to our shareholders via the Internet. Accordingly, we have mailed to most of our shareholders a notice about the Internet availability of this Proxy Statement and the 2010 Year in Review and Annual Report on Form 10-K for the year ended December 31, 2010 (together, the “Annual Report”) instead of a paper copy of those documents. The notice contains instructions on how to access those documents over the Internet, how to vote online at proxyvote.com and how to request and receive a paper copy of our proxy materials, including this Proxy Statement and our Annual Report. Shareholders who select the online access option to the Proxy Statement, Annual Report, and other account mailings through aflinc®, the Company’s secure online account management system, will receive electronic notice of availability of these proxy materials. All shareholders who do not receive a notice and did not already elect online access will receive a paper copy of the proxy materials by mail. We believe this process will conserve natural resources and reduce the costs of printing and distributing our proxy materials.

Multiple Shareholders Sharing the Same Address

     The Company is sending only one Annual Report and one Proxy Statement or notice of availability of these materials to shareholders who consented and who share a single address. This is known as “householding.” However, if a registered shareholder residing at such an address wishes to receive a separate Annual Report or Proxy Statement, he or she may contact Shareholder Services by phone at 800.227.4756, by e-mail at shareholder@aflac.com, or by mail at the following address: Shareholder Services, 1932 Wynnton Road, Columbus, Georgia 31999. Registered shareholders who receive multiple copies of the Company’s Annual Report or Proxy Statement or notice of availability of these materials may request householding by contacting Shareholder Services using the preceding options. Shareholders who own the Company’s shares through a bank, broker, or other holder of record may request householding by contacting the holder of record.

Description of Voting Rights

     In accordance with the Company’s Articles of Incorporation, shares of the Company’s Common Stock, par value $.10 per share (the “Common Stock”) are entitled to one vote per share until they have been held by the same beneficial owner for a continuous period of greater than 48 months prior to the record date of the meeting, at which time they become entitled to 10 votes per share. Where a share is transferred to a transferee by gift, devise, or bequest, or otherwise through the laws of inheritance, descent, or distribution from the estate of the transferor, or by distribution to a beneficiary of shares held in trust for such beneficiary, the transferee is deemed to be the same beneficial owner as the transferor for purposes of determining the number of votes per share. Shares acquired as a direct result of a stock split, stock dividend, or other distribution with respect to existing shares (“dividend shares”) are deemed to have been acquired and held continuously from the date on which the shares with regard to which the issued dividend shares were acquired. Shares of Common Stock acquired pursuant to the exercise of a stock option are deemed to have been acquired on the date the option was granted.

     Shares of Common Stock held in “street” or “nominee” name are presumed to have been held for less than 48 months and are entitled to one vote per share unless this presumption is rebutted by providing evidence to the contrary to the Board of Directors of the Company. Shareholders desiring to rebut this presumption should complete and execute the affidavit appearing on the reverse side of their proxy. The Board of Directors reserves the right to require evidence to support the affidavit.

Quorum and Vote Requirements

     Holders of record of Common Stock at the close of business on February 23, 2011, will be entitled to vote at the meeting. At that date, the number of outstanding shares of Common Stock entitled to vote was 470,211,844. According to the Company’s records, this represents the following voting rights:

428,945,196	Shares	@	1	Vote Per Share	=	428,945,196	Votes
41,266,648	Shares	@	10	Votes Per Share	=	412,666,480	Votes
470,211,844	Shares			Total		841,611,676	Votes

     Shareholders shown above with one vote per share can rebut the presumption that they are entitled to only one vote as outlined in “Description of Voting Rights” above. If all of the outstanding shares were entitled to 10 votes per share, the total votes available would be 4,702,118,440. However, for the purposes of this Proxy Statement, it is assumed that the total votes available to be cast at the meeting will be 841,611,676.

     The holders of a majority of the voting rights entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of such business that comes before the meeting. Abstentions are counted as “shares present” at the meeting for purposes of determining whether a quorum exists. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Broker non-votes are also counted as “shares present” at the meeting for purposes of determining whether a quorum exists.

     Pursuant to the Company’s Bylaws, in an uncontested election of Directors, a Director shall be elected if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election, provided a quorum is present. An abstention with respect to the election of one or more nominees will not be counted as a vote cast and will have no effect on the election of such nominee or nominees. If a nominee who is already serving as a Director is not re-elected at the annual meeting in an uncontested election, under Georgia law the Director would continue to serve on our Board of Directors as a “holdover director.” However, under our Director Resignation Policy any holdover director who stood for election but the votes cast for such Director did not exceed the votes cast against such Director, must offer to tender his or her resignation to our Chairman of the Board. The Corporate Governance Committee will consider such resignation and recommend to the Board whether to accept or reject it. In considering whether to accept or reject the tendered resignation, the Corporate Governance Committee will consider all factors deemed relevant by its members, including the stated reasons why shareholders voted against such Director, the qualifications of the Director and whether the resignation would be in the best interests of the Company and its shareholders. The Board will formally act on the Corporate Governance Committee’s recommendation no later than 90 days following the date of the shareholders’ meeting at which the election occurred. The Company will, within four business days after such decision is made, publicly disclose in a Form 8-K filed with the SEC, the Board’s decision, together with a full explanation of the process by which the decision was made and, if applicable, the reasons for rejecting the tendered resignation. If a nominee who was not already serving as a Director is not elected at the annual meeting, that nominee would not become a Director and would not serve on our Board of Directors as a holdover director. In a contested election at an annual meeting of shareholders (a situation in which the number of nominees exceeds the number of Directors to be elected), the standard for election of Directors would be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of Directors.

     Pursuant to the Company’s Bylaws, approval of Proposals 2 and 4 and any other matters to be considered at the meeting will be decided by the majority of votes cast at the meeting by the holders of shares entitled to vote on such matters. Proposal 3 asks shareholders to express a preference on the frequency of advisory (non-binding) votes on executive compensation and the provisions of our Bylaws concerning shareholder approval are not applicable to this matter. With respect to Proposal 3, the Board will consider the alternative that receives the most votes to be the preference of the Company’s shareholders. Abstentions will not be counted as votes cast and will have no effect on the outcome of the votes on Proposals 1, 2, 3 and 4.

Effect of Not Casting a Vote

     It is critical that all shareholders who hold shares in street name vote their shares if they want their votes to count in the election of Directors (Proposal No. 1), the advisory vote on executive compensation (Proposal No. 2) and the advisory vote on the frequency of the advisory vote on executive compensation (Proposal No. 3). If a shareholder holds shares in street name and does not instruct its bank or broker how to vote in the election of Directors, on the advisory vote on executive compensation, or on the advisory vote on the frequency of the advisory vote on executive compensation, no votes will be cast on behalf of such shareholder with respect to such matter for which no instructions are given. Such broker non-votes will have no effect on the outcome of Proposals 1, 2 or 3. The bank or broker does, however, have discretion to vote any uninstructed shares on the ratification of the appointment of the Company’s independent registered public accounting firm (Proposal No. 4).

     If a shareholder of record does not return its proxy card, no votes will be cast on its behalf on any of the items of business at the Annual Meeting. If a shareholder of record returns its proxy card but does not indicate any voting instructions, such proxy will be voted FOR the election of all Director nominees named in this Proxy Statement, FOR approval of Proposals 2 and 4, and with respect to Proposal 3, for one year and according to the discretion of the proxy holders on any other matters that may properly come before the meeting or any postponement or adjournment thereof.

Principal Shareholders

     No person, as of February 23, 2011, was the owner of record or, to the knowledge of the Company, beneficially owned 5% or more of the outstanding shares of Common Stock or of the available votes of the Company other than as shown below:

Name and Address		Amount of			Percent of
of Beneficial	Title of Class	Beneficial Ownership		Percent of	Available
Owner	Common Stock	Shares	Votes	Class	Votes
Daniel P. Amos*	10 Votes Per Share	7,734,395	77,343,950	1.9	9.1
1932 Wynnton Road	1 Vote Per Share	1,437,399	1,437,399
Columbus, GA 31999		9,171,794	78,781,349

*      See footnote 1 on page 4

1. ELECTION OF DIRECTORS

     The Company proposes that the following 15 individuals be elected to the Board of Directors of the Company. The persons named in the following table have been nominated by the Corporate Governance Committee of the Board of Directors for election as Directors and, if elected, are willing to serve as such until the next Annual Meeting of Shareholders and until their successors have been elected and qualified. It is intended that the persons named in the accompanying proxy, or their substitutes, will vote for the election of these nominees (unless specifically instructed to the contrary). However, if any nominee at the time of the election is unable or unwilling to serve or is otherwise unavailable for election, and as a result another nominee is designated, the persons named in the proxy, or their substitutes, will have discretionary authority to vote or refrain from voting in accordance with their judgment on such other nominees. The Board of Directors has no reason to believe that any of the persons nominated for election as Director will be unable or unwilling to serve.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION
OF EACH OF THE FOLLOWING NOMINEES AS DIRECTORS.

The following information is provided with respect to the nominees:

			Shares of Common
		Year	Stock Beneficially Owned	Percent of		Percent of
		First	on	Outstanding	Voting Rights on	Available
Name	Age	Elected	February 23, 2011 (1)	Shares	February 23, 2011	Votes
Daniel P. Amos	59	1983	9,171,794	1.9	78,781,349	9.1
John Shelby Amos II	58	1983	960,732	.2	9,546,571	1.1
Paul S. Amos II	35	2007	3,532,631	.8	34,427,975	4.1
Michael H. Armacost	73	1994	47,697	*	416,220	*
Kriss Cloninger III	63	2001	1,306,407	.3	9,132,597	1.1
Elizabeth J. Hudson	61	1990	83,493	*	774,180	.1
Douglas W. Johnson	67	2004	35,477	*	288,639	*
Robert B. Johnson	66	2002	16,097	*	94,990	*
Charles B. Knapp	64	1990	74,555	*	684,800	.1
E. Stephen Purdom, M.D.	63	1987	255,113	.1	2,427,380	.3
Barbara K. Rimer, DrPH	62	1995	35,960	*	298,850	*
Marvin R. Schuster	73	2000	94,066	*	742,066	.1
David Gary Thompson	64	2005	31,750	*	157,750	*
Robert L. Wright	73	1999	70,471	*	448,471	.1
Takuro Yoshida	58	2010	3,435,989	.7	32,471,384	3.9

*	Percentage not listed if less than .1%.

(1)
Includes options to purchase shares, which are exercisable within 60 days for: Daniel P. Amos, 3,713,912; John Shelby Amos II, 28,750; Paul S. Amos II, 128,000; Michael H. Armacost, 18,750; Kriss Cloninger III, 764,000; Elizabeth J. Hudson, 28,750; Douglas W. Johnson, 28,750; Robert B. Johnson, 11,250; Charles B. Knapp, 28,750; E. Stephen Purdom, M.D., 28,750; Barbara K. Rimer, DrPH, 28,750; Marvin R. Schuster, 28,750; David Gary Thompson, 20,750; and Robert L. Wright, 25,750. Also includes shares of restricted stock awarded under the 2004 Long-Term Incentive Plan for: Daniel P. Amos, 219,509; Paul S. Amos II, 51,488; and Kriss Cloninger III, 126,202, for which they have the right to vote, but may not transfer until the shares have vested three years from the date of grant if certain Company performance goals have been met. Also includes shares of restricted stock awarded under the 2004 Long-Term Incentive Plan for: Robert B. Johnson, 529; and Robert L. Wright, 1,058 which they have the right to vote, but may not transfer until the shares have vested four years from the date of grant. Includes 1,518,606; 13,357; 560,090; 46,936 and 20,365 shares pledged by Daniel P. Amos, John Shelby Amos II, Paul S. Amos II, Kriss Cloninger III, and Marvin R. Schuster, respectively.

Also includes the following shares:

Daniel P. Amos: 30,248 shares owned by his spouse; 3,206,553 shares owned by partnerships of which he is a partner; 683,826 shares owned by trusts of which he is trustee; 860,193 shares owned by the Daniel P. Amos Family Foundation, Inc.; 26,624 shares owned by a trust with his spouse as trustee; 50,816 shares owned by his spouse’s children; and 41,287 shares owned by the Paul S. Amos Family Foundation, Inc.

John Shelby Amos II: 213,917 shares owned by his children with Mr. Amos as trustee; and 5,167 shares owned by a corporation of which he is a controlling shareholder.

Paul S. Amos II: 8,532 shares owned by his spouse; 20,737 shares owned by his children; 166,352 shares owned by a trust with his spouse as trustee; 476,929 shares owned by trusts of which he or his children are beneficiaries; 15,000 shares owned by a partnership of which he is a partner; 27,484 shares owned by the Paul & Courtney Amos Foundation; 23,000 shares owned by the Dan Amos Dynasty Trust; 1,584,106 shares owned by The Amos Family Limited Partnership; 860,193 shares owned by the Daniel P. Amos Family Foundation, Inc.; and 41,287 shares owned by the Paul S. Amos Family Foundation, Inc.

Kriss Cloninger III: 28,687 shares owned by his spouse; 50 shares owned by his spouse’s children; 56,920 shares owned by partnerships of which Mr. Cloninger is a partner; and 48,201 shares owned by a trust with Mr. Cloninger as trustee.

Elizabeth J. Hudson: 800 shares owned by her children.

Charles B. Knapp: 21,000 shares owned by his spouse.

Takuro Yoshida: 3,435,989 shares owned by The Mizuho Trust & Banking Co., Ltd. Mr. Yoshida shares the power to vote these shares.

Daniel P. Amos has been chief executive officer of the Company and Aflac since 1990 and chairman since 2001. Mr. Amos holds a bachelor’s degree in risk management from the University of Georgia and has spent 37 years in various positions at Aflac. Mr. Amos currently serves as a director of Synovus Financial Corp., but will not stand for reelection in 2011. He served as a director of the Southern Company from 2000 to 2006. In 2010, Institutional Investor magazine named him one of America’s Best CEOs in the life insurance category for the fourth time. Mr. Amos previously served as a member of the Consumer Affairs Advisory Committee of the Securities and Exchange Commission. Under Mr. Amos’ leadership, the Company became the first public company in the United States to give shareholders the opportunity to have an advisory “Say-on-Pay” vote on the compensation practices of the top five named executive officers. Not only did 2010 mark Mr. Amos’ 21st year as CEO, but it also marked a significant milestone for the Company: the 21st year the Company has met or exceeded our operating earnings per share objective. Mr. Amos’ experience and approach deliver insightful expertise and guidance to the Company’s Board of Directors on topics relating to corporate governance, people management and risk management.

John Shelby Amos II has been Alabama/West Florida state sales coordinator for Aflac’s U.S. operations since 1988. Mr. Amos joined Aflac’s intensive and comprehensive management training program in 1970. This training program strategically rotated Mr. Amos throughout key operational departments, giving him exposure to, and experience with, a wide variety of operational challenges and a broad base of knowledge that would prepare him to successfully serve Aflac’s corporate headquarters and field operations. Mr. Amos’ breadth of experience in both corporate and field operations give him a unique insight that balances the interests of the independent sales force and corporate initiatives.

Paul S. Amos II has been president of Aflac since January 2007 and chief operating officer of Aflac U.S. since February 2006. Prior to his current position, he held the role of executive vice president, U.S. Operations from January 2005 until January 2007. In his current role, he is responsible for centralizing the recruiting and training functions for Aflac’s more than 72,500 U.S. sales associates, creating a new broker channel, broadening the Company’s marketing plan, and improving operating efficiencies. Since January 2008 Mr. Amos has been involved with Aflac Japan sales and marketing efforts. He coordinates the annual Aflac U.S./Japan sales and marketing planning conference and is heavily involved in marketing initiatives in Japan. Previously, Mr. Amos served as state sales coordinator for the Georgia-North sales territory. Under his leadership as state sales coordinator, the Georgia-North territory grew to become the company’s number one state operation in terms of sales. Mr. Amos holds a bachelor’s degree in economics from Duke University and a master’s degree in business administration from Emory University. He also holds a juris doctor degree from Tulane University. Mr. Amos brings to the Board a deep knowledge of insurance sales, which forms the core of our business as well as nine years of experience at our Company, serving in various leadership roles.

Michael H. Armacost has been a Shorenstein Distinguished Fellow, Stanford University Asia-Pacific Research Center, since September 2002. From 1995 to 2002, Mr. Armacost served as president and trustee of The Brookings Institution, a renowned American think tank and private nonpartisan organization devoted to public policy research. A former undersecretary of state for political affairs, Mr. Armacost was U.S. Ambassador to Japan from 1989 to 1993. From 1977 to 1978, Mr. Armacost served as a member of the National Security Council handling East Asian affairs under the Carter administration. From 1978 to 1980 he served as Deputy Assistant Secretary of Defense for International Security Affairs with responsibilities for East Asia and Latin America, and from 1982 to 1984, as U.S. Ambassador to the Philippines during a critical period of political upheaval. Mr. Armacost earned his PhD from Columbia University. He has previously served on the boards of directors of TRW, Cargill, Inc, and Applied Materials, Inc. and is currently a director of USEC, Inc. Mr. Armacost provides the Board with valuable insight and guidance into the Company’s domestic and international operations. His extensive Asian policy and government experience provides the Board with valuable insight into Japanese public policy.

Kriss Cloninger III has been president since 2001; chief financial officer since 1992, and treasurer of the Company and executive vice president of Aflac since 1993. Since joining the Company in 1992, he has had primary responsibility for overseeing the financial management of all company operations, including Aflac U.S. and Aflac Japan. Prior to joining the Company, he was a principal in KPMG’s insurance actuarial practice and served as a consultant to Aflac from 1977 until he joined the Company in 1992. Mr. Cloninger has been named Best CFO in the insurance/life category in America by Institutional Investor magazine three times. He is a member of the boards of directors of Total System Services, Inc. (TSYS), and the Tupperware Brands Corporation, where he serves as chair of its audit committee. Mr. Cloninger holds both a bachelor’s and master’s degree in business administration from the University of Texas at Austin, and is a Fellow of the Society of Actuaries. His financial acumen and expertise in the Company’s operations and corporate strategy bring a unique economic perspective to our Board of Directors.

Elizabeth Hudson has served as executive vice president, communications, of the National Geographic Society since 2000. She is responsible for all communications and public affairs initiatives undertaken by the National Geographic Society and its subsidiaries, including media and public relations, brand development, employee communications, and related marketing-communications activities. Ms. Hudson earned a bachelor’s degree in advertising and public relations from the University of Georgia and received an honorary doctorate in commercial science from St. John’s University. She has more than 35 years of experience serving on the executive management teams of several national and international organizations, including publicly traded entities and one of the world’s largest scientific and research organizations. She brings extensive experience in every aspect of strategic corporate communications, including financial and crisis communications management. In addition, her knowledge of, exposure to and expertise in, developing and articulating sustainability programs is relevant to her role as a member of the Company’s Board of Directors.

Douglas W. Johnson is a certified public accountant and a retired Ernst & Young LLP audit partner since 2003. He began auditing insurance companies in 1972 and spent the majority of his career focusing on companies in the life, health and property/casualty segments of the insurance industry. During Mr. Johnson’s 30-year tenure with Ernst & Young and its predecessor firms, he was coordinating partner of several large multinational insurance companies and for the firm’s largest American insurance client. His work experience includes extensive coordination with the audit committees of publicly-held companies. Mr. Johnson holds a Bachelor of Science degree from Georgia Institute of Technology. He is a member of the American Institute of Certified Public Accountants (AICPA) and holds an MBA from the Harvard School of Business. Mr. Johnson’s finance experience and leadership skills enable him to make valuable contributions to our Audit Committee, serving as its financial expert.

Robert B. Johnson has been senior advisor of, Porter Novelli PR, since 2003. Until 2008, he served as chairman and CEO of the One America Foundation, an organization that promotes dialogue and solidarity among Americans of all races and provides education, grants and technical equipment to disadvantaged youth of all races. Prior to this, he served in President Clinton’s White House as an assistant to the President and director of the President’s initiative for One America. In 2003, the Democratic National Committee (DNC) named him Deputy Chairman, where he advised the DNC Chairman in many key areas, including political and media strategic planning and community involvement. He served two years in the Carter administration and was one of the 30 staff members to serve the entire eight years in the Clinton White House, achieving the distinction of being one of the longest-serving African-Americans in White House history. Following his service in the Carter White House, Mr. Johnson was the Business Regulations Administrator for Washington, DC. Mr. Johnson’s significant public relations experience provides the Board with valuable expertise in conducting Aflac’s public relations. Promotion of diversity is also important to the Company, an area that Mr. Johnson provides extensive experience to the Board, including through his service as chairman and CEO of the One America Foundation.

Charles B. Knapp has been Director of Educational Development for the CF Foundation since 2004. Dr. Knapp also serves as Chairman of the Board of the East Lake Foundation, the organization responsible for leading the revitalization of the East Lake community in Atlanta. He was president of the Aspen Institute from 1997 to 1999, and from 2000 to 2004 was a partner with the executive search firm Heidrick and Struggles. Dr. Knapp was President at the University of Georgia from 1987 to 1997 and currently serves the University as President Emeritus. His tenure as president was marked by increased emphasis on teaching excellence, notable growth in research funding, dynamic and interactive minority programs, successful completion of the largest fund-raising initiative in the University’s history, and construction projects totaling more than $400 million. During his presidency, Dr. Knapp was a founding member of the Georgia Research Alliance and was instrumental in the creation of Georgia’s HOPE Scholarship program. Dr. Knapp holds a Ph.D. in economics from the University of Wisconsin, Madison. Dr. Knapp’s experience and knowledge provide the Board with valuable insight into the field of investments.

Dr. E. Stephen Purdom retired from his position as executive vice president, Insurance Operations at Aflac in 2000. From 1988 through 1994, he served as Aflac’s senior vice president and medical director. Dr. Purdom graduated from Emory University Medical School. In Columbus, Georgia, he founded and served as medical director of the Columbus Clinic, a 20-physician multi-specialty medical group. He was chief of staff at Doctors’ Hospital and developed the Columbus Diagnostic Center, a full-service radiology/imaging center. Additionally, Dr. Purdom was manager and general partner of the Columbus Diagnostic Center, and he developed the Columbus Medical Park. He is a retired director of the Trust Company Bank, Columbus, Georgia. Dr. Purdom actively facilitated the development of new products for Aflac U.S. and Aflac Japan, with specific expertise in the areas of claims and underwriting. His proficiency in this regard was particularly instrumental in broadening Aflac’s medical product line in Japan. Dr. Purdom’s extensive practical medical experience offers the Board of Directors the medical proficiency that is very relevant to the technical, product, and business side of Aflac’s operations.

Dr. Barbara K. Rimer has been Dean of the University of North Carolina Gillings School of Global Public Health, Chapel Hill, NC since June 2005 and Alumni Distinguished Professor Gillings School of Global Public Health since 2003. Previously, she was director of the Division of Cancer Control and Population Sciences at the National Cancer Institute. She is a former director of Cancer Control Research and Professor of Community and Family Medicine at the Duke University School of Medicine and was elected to the Institute of Medicine in 2008. She earned both her Bachelor of Arts in English and Masters of Public Health from the University of Michigan, and her doctorate of public health (DrPH) from the Johns Hopkins School of Hygiene and Public Health. The mission of the Gillings School of Public Health is to improve public health, promote individual well-being, and eliminate health disparities across North Carolina and around the world. In light of her particular health care experience and knowledge, her insight and leadership are extremely relevant to the Company’s business and operations.

Marvin R. Schuster has been chairman of Schuster Enterprises Inc., a company he founded in 1967 that owns and operates more than 60 Burger King restaurants throughout the Southeast. He served as a director of Columbus Bank & Trust Company from 1985 through 2007 and is an emeritus board member since 2008; and served on the board of Synovus Trust Company from 1995 through 2007. As an owner of more than 60 restaurants that employ 2,500 people, his position on the Board captures the viewpoint of the small business owner, which is essential with approximately 90% of Aflac’s payroll accounts being small business owners. His half-century of corporate experience includes eight years of accounting and management of a manufacturing plant, followed by 42 years as founder, CEO and chairman of Schuster Enterprises, Inc. Mr. Schuster took his expertise in cost accounting and combined it with his manufacturing standards experience to successfully establish, develop, manage and expand his restaurant franchises. Additionally, his extensive experience in the restaurant industry gives him insight into one of Aflac’s largest payroll account categories.

David Gary Thompson retired from his position as chief executive officer of Georgia Banking, Wachovia Bank, N.A. and retired executive vice president of Wachovia Corporation since 2004. He serves on the board of directors of Georgia Power Company, a subsidiary of the Southern Company. Mr. Thompson earned a Bachelor of Arts in economics from Guilford College. He began his career with Wachovia while completing his final year of college and had several positions of leadership during his tenure, including helping Wachovia navigate the biggest merger it had experienced to date. The managerial and financial experience and training Mr. Thompson gained through 36 years of banking, including understanding and managing credit risks across a variety of businesses and industries, provides a foundation from which he provides the Board with valuable observations, insight, and experience.

Dr. Robert L. Wright has over 40 years of experience in government, business management, finance, project management and team building along with a wealth of political experience at both local and national levels. He served three consecutive terms as a member of the Columbus, Georgia City Council and was appointed by President Reagan to the position of Associate Administrator for Minority Small Business at the Small Business Administration. Dr. Wright received a Degree in Optometry from The College of Optometry at The Ohio State University. Starting with only three employees in 1985, Dr. Wright built Dimensions International (DI) into a world-class organization with more than 100 offices in 10 countries and over 1,500 employees in 16 different time zones. DI provided leading-edge technology to the government and private sector in the fields of logistics support, systems engineering and integration, information management and technology, airspace management, and security engineering and operations. Dr. Wright served as chairman and CEO of DI, and later chairman emeritus and senior advisor until 2007 when the company was sold to Honeywell. Dr. Wright then served as chairman of Flight Explorer (FE), which he purchased from DI prior to the sale of DI to Honeywell. FE is a global flight tracking, information technology and communications solutions provider to the business aviation and traveler community. In September of 2008, Dr. Wright sold FE to Sabre Technologies and currently serves as chairman and CEO of FE Holdings, Inc., a company with interests in motorsports, gaming, entertainment, real estate and lighting. Dr. Wright enhances the Board with his strong business and leadership skills as well as valuable insight into the medical field.

Takuro Yoshida has been the president of Nippon Tochi-Tatemono Co., Ltd., a residential and commercial real estate development company in Japan, since January, 2010 and served as that company’s executive vice president and operating officer from May 2009 through December 2009. From 2005 through April of 2009, Mr. Yoshida held various positions which include executive director, senior operating officer, and central branch manager and operating officer of Mizuho Bank, Ltd., part of Mizuho Financial Group, Inc., which was formed in a merger between his former employer, Dai-Ichi Kangyo Bank, Ltd., and two other banks. He held various positions at Dai-Ichi Kangyo Bank, Ltd., which he joined in 1976. Mr. Yoshida graduated from the Faculty of Law, Tokyo University. His extensive Japan financial and managerial experience provides the Board with valuable insight and expertise relevant to the Company’s Japanese business.

     Daniel P. Amos and John Shelby Amos II are cousins. Daniel P. Amos is the father of Paul S. Amos II. No other family relationships exist among any other executive officers or Directors.

Director Not Standing for Reelection

     Under the Company's Bylaws, Joe Frank Harris, age 75, is not eligible to be nominated for reelection at the Annual Meeting. Mr. Harris has served on our Board since 1991. He served as a distinguished executive fellow at Georgia State University and a lecturer in its School of Policy Studies from 1995 until 2009 and currently serves as chairman of the board of Harris Georgia Corporation, an industrial development firm. His diverse experience starting out as a small business owner and becoming the Governor of Georgia (1983-1991) has given him rare and valuable insights that he has brought to our Board.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth, as of February 23, 2011, the number of shares and percentage of outstanding shares of Common Stock beneficially owned by: (i) our named executive officers, comprising our CEO, CFO, COO of Aflac U.S., and two other most highly compensated executive officers as listed in the 2010 Summary Compensation Table (collectively, the “NEOs”) whose information was not provided under the heading “Election of Directors,” and (ii) all Directors and executive officers as a group.

Common Stock Beneficially Owned and Approximate Percentage of Class as of February 23, 2011

Name and Principal Occupation for five years	Shares (1)	Percent of Shares	Votes	Percent of Votes
Tohru Tonoike	139,280	*	364,280	*
President and Chief Operating Officer, Aflac Japan,
since July 2007; Deputy President, Aflac Japan, from
February 2007 until July 2007; President, Dai-Ichi
Kangyo Asset Management Co., Ltd., from April 2005
until January 2007

Joey M. Loudermilk	552,713	.1	4,513,411	.5
Executive Vice President, since 2000; General Counsel, since 1991; and Corporate Secretary, since 1992

All Director nominees and executive officers as a group (31 persons)	20,874,586	4.4	181,417,583	20.5

*	Percentage not listed if less than .1%

(1)	Includes options to purchase shares that are exercisable within 60 days for: Tohru Tonoike, 65,000; and Joey M. Loudermilk, 272,552; and all Directors and executive officers as a group, 5,781,362. Also includes shares of restricted stock awarded under the 2004 Long-Term Incentive Plan for: Tohru Tonoike, 52,020; Joey M. Loudermilk, 30,680; and all Directors and executive officers as a group, 713,604, which they have the right to vote, but they may not transfer until the shares have vested three years from the date of grant if certain Company performance goals have been met. Includes 2,284,813 shares pledged for all Directors and executive officers as a group.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Pursuant to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), executive officers, Directors, and holders of more than 10% of the Common Stock are required to file reports of their trading in Company equity securities with the SEC.

     Based solely on its review of the copies of such reports received by the Company, or written representations from certain reporting persons, the Company believes that during the last fiscal year, all Section 16 filing requirements applicable to its reporting persons were complied with, except for: Director John Shelby Amos II, and executive officer Mr. Yuji Arai, who each filed a late Form 4 when he sold shares.

CORPORATE GOVERNANCE

Director Independence

     The Board of Directors annually assesses the independence of each Director nominee. The Board has determined that with respect to Michael H. Armacost, Elizabeth J. Hudson, Douglas W. Johnson, Robert B. Johnson, Charles B. Knapp, Barbara K. Rimer, DrPH, Marvin R. Schuster, David Gary Thompson, Robert L. Wright, and Takuro Yoshida, (i) none of such individuals is precluded from being an independent director under the New York Stock Exchange (“NYSE”) listing standards and (ii) none of such individuals has a material relationship with the Company (either directly or as a partner, shareholder, or officer of an organization that has a relationship with the Company), and that accordingly, each such individual is considered an “independent director” for purposes of the NYSE listing standards. The Board made its determination based on information furnished by all Directors regarding their relationships with the Company and research conducted by management.

Board Leadership Structure

     Mr. Daniel P. Amos has served as our Chairman of the Board since 2001 and as our CEO since 1990. The Board believes that the most effective Board leadership structure for the Company at the present time is for the CEO to continue to serve as Chairman of the Board in conjunction with the appointment of a Lead Non-Management Director as described below, a structure that has served the Company well for many years. Combining the positions of Chairman and CEO provides the Company with decisive and effective leadership. The Board believes that Mr. Amos’ in-depth long-term knowledge of the Company’s operations and vision for its development make him the best qualified person to serve as both Chairman and CEO. Because the CEO is ultimately responsible for the day-to-day operation of the Company and for executing the Company’s strategy, and because the performance of the Company is an integral part of Board deliberations, the Board believes that Mr. Amos is the Director most qualified to act as Chairman of the Board. However, the Board retains the authority to modify this structure to best advance the interests of all shareholders, if circumstances warrant such a change.

     The Board also believes that its existing corporate governance practices achieve independent oversight and management accountability. These governance practices are reflected in the Company’s Guidelines on Significant Corporate Governance Issues and the Committee Charters and include the following:
  The substantial majority of the Board are independent Directors;
  The Audit, Compensation and Corporate Governance Committees are all comprised of independent Directors;
  The Company has a Lead Non-Management Director with the responsibilities described below; and
  The Directors who are not also officers of the Company (the “Non-employee Directors”) meet at each regularly scheduled Board meeting in executive session without management present.
Lead Non-Management Director

     The position of Lead Non-Management Director rotates among the Chairs of the Audit, Compensation and Corporate Governance Committees. Robert B. Johnson is currently the Lead Non-Management Director. The responsibilities of the Lead Non-Management Director include the following: (i) consulting with the Chairman and Secretary in establishing the agenda for each Board meeting; (ii) setting the agenda for, and leading, all executive sessions of the Non-employee Directors; (iii) when appropriate, discussing with the Chairman matters addressed at such executive sessions; (iv) facilitating discussions, between Board meetings, among the Non-employee Directors as appropriate; (v) serving as a liaison between the Non-employee Directors and the Chairman of the Board, (vi) serving as a liaison between management and the Board, and (vii) chairing the meeting of the Board when it is conducting its annual Board self-evaluation. Furthermore, the Lead Non-Management Director has the ability to call meetings of the independent Directors.

Communications with Directors

     Shareholders and interested parties may contact members of the Board by mail. To communicate with the Board of Directors, any individual Director or any group or committee of Directors (including Non-employee Directors as a group), correspondence should be addressed to the Board of Directors or any such individual Director or group or committee of Directors by either name or title. All such correspondence should be sent to the Corporate Secretary of Aflac Incorporated at the following address: 1932 Wynnton Road, Columbus, Georgia 31999.

     All communications received as set forth in the preceding paragraph will be opened by the Corporate Secretary for the sole purpose of determining whether the contents represent a message to the Directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of Directors, the Secretary’s office will make sufficient copies of the contents to send to each Director who is a member of the group or committee to which the envelope is addressed.

     It is Company policy that each of the Directors attend the Annual Meeting. All of the Directors were in attendance at the 2010 Annual Meeting except Mr. John Shelby Amos II.

Director Nominating Process

     The Corporate Governance Committee will consider Director candidates recommended by shareholders. In considering candidates submitted by shareholders, the Corporate Governance Committee will take into consideration the needs of the Board and the qualifications of the candidate. The Corporate Governance Committee may also take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held. To have a candidate considered by the Corporate Governance Committee, a shareholder must submit the recommendation in writing and must include: (i) the name of the shareholder and evidence of the person’s ownership of Common Stock, including the number of shares owned and the length of time of ownership; and (ii) the name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a Director of the Company and the person’s consent to be named as a Director if selected by the Corporate Governance Committee and nominated by the Board. No person 20 years of age or younger or 75 years of age or older shall be eligible for election or appointment as a member of the Board of Directors.

     The shareholder recommendation and information described above must be sent to the Corporate Secretary at Aflac Incorporated, 1932 Wynnton Road, Columbus, Georgia 31999, and must be received by the Corporate Secretary not less than 90 nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of shareholders; provided, however, that in the event that the annual meeting is called for a date that is not within 25 days before or after such anniversary date, notice by the shareholder, to be timely, must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made, whichever occurs first.

     The Corporate Governance Committee believes that the minimum qualifications for serving as a Director of the Company are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Company and have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities. In addition, the Corporate Governance Committee examines a candidate’s specific experiences and skills, time availability in light of other commitments, potential conflicts of interest and independence from management and the Company. The Corporate Governance Committee also seeks to create a Board that is strong in its collective knowledge and has a diversity of backgrounds, skills and experience with respect to accounting and finance, management and leadership, vision and strategy, business operations, business judgment, industry knowledge, corporate governance and global markets. The Company’s Guidelines on Significant Corporate Governance Issues provide that diversity is a factor the Corporate Governance Committee should consider in nominating Directors. The diversity of Board and Committee members (which would include ethnicity, race, color, and national origin) is one of the specified criteria considered by the Board as part of its annual self-evaluation.

     The Corporate Governance Committee identifies potential nominees by asking current Directors and executive officers to notify the Corporate Governance Committee if they become aware of persons that meet the criteria described above and who have had a change in circumstances that might make them available to serve on the Board (for example if an individual has retired as chief executive officer or chief financial officer of a public company or exited government or military service). The Corporate Governance Committee may also, from time to time, engage firms that specialize in identifying Director candidates. As described above, the Corporate Governance Committee will also consider candidates recommended by shareholders.

     Once the Corporate Governance Committee identifies a person as a potential candidate, the Corporate Governance Committee may collect and review publicly available information regarding the potential candidate to assess whether that person should receive further consideration. If the Corporate Governance Committee determines that the candidate warrants further consideration, the Chairman or another member of the Corporate Governance Committee will contact the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Corporate Governance Committee requests information from the candidate, reviews the person’s accomplishments and qualifications, including in light of any other candidates that the Corporate Governance Committee might be considering, and conducts one or more interviews with the candidate. In certain instances, Corporate Governance Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater firsthand knowledge of the candidate’s accomplishments. The Corporate Governance Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a shareholder, although, as stated above, the Board may take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held.

Enterprise-Wide Risk Oversight

     Our Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the company. The involvement of the full Board of Directors in setting the Company’s business strategy is a key part of its assessment of management’s appetite for risk and also a determination of what constitutes an appropriate level of risk for the Company.

     While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. The Audit Committee Charter provides that one of the Audit Committee’s responsibilities and duties is compliance oversight. The Charter provides that the Audit Committee shall discuss guidelines and policies governing the process by which senior management of the Company and the relevant departments of the Company assess and manage the Company’s exposure to risk, as well as the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures. In addition, in setting compensation, the Compensation Committee strives to create incentives that encourage a level of risk-taking behavior consistent with the Company’s business strategy. As more fully discussed in the “Compensation Discussion and Analysis” (“CD&A”) section of this Proxy Statement, incentive compensation performance objectives of the Company’s management are determined and established so as not to encourage excessive risk taking.

     The Company has a Disclosure Control Committee comprised of senior levels of management across the Company to ensure that disclosure controls and procedures provide, to the highest degree of certainty possible, that the information required to be disclosed to investors is accumulated and communicated to the Committee to allow timely decisions regarding disclosure.

     In its annual self-evaluation, the Board discusses its performance and oversight responsibility. In this discussion, the Board evaluates the quality of the information provided to Directors by the Audit Committee about the Company’s risk management and corporate compliance programs.

Code of Business Conduct and Ethics

     The Company has a Code of Business Conduct and Ethics, which is applicable to all Directors and employees, including executive officers, of the Company and its subsidiaries. The Code of Business Conduct and Ethics includes a Code of Ethics for Chief Executive and Senior Financial Officers that sets forth standards applicable to all officers, Directors, and employees but has provisions specifically applicable to the Chief Executive Officer, Chief Financial Officer, and the Chief Accounting Officer. The Company intends to satisfy any disclosure requirements regarding amendments to, or waivers from, any provision of the Code of Business Conduct and Ethics by posting such information on the Company’s Web site aflac.com, under “Investors” then “Corporate Governance.”

BOARD AND COMMITTEES

     During 2010, the Board of Directors met five times, and all Directors, except Mr. John Shelby Amos II, attended at least 75% of the meetings of the Board and of the Board Committees on which they served. Mr. Shelby Amos has served as a Director since 1983 and this is the first time in his 27 years of service that he has failed to attend over 75% of the meetings. In fact, over his entire service on the Board he has attended over 96% of all meetings held. In 2010, he encountered an unavoidable conflict with the May meeting and he made every effort to attend the October meeting telephonically, but due to technological difficulties he was unable to connect to the conference call.

     The Audit Committee Charter, the Compensation Committee Charter, and the Corporate Governance Committee Charter, as well as the Company’s Guidelines on Significant Corporate Governance Issues and the Code of Business Conduct and Ethics, can all be found at the Company’s Web site aflac.com, under “Investors” then “Corporate Governance.” These documents are also available in print to shareholders upon request. Shareholders may submit their request to Aflac Incorporated, Corporate Secretary, 1932 Wynnton Road, Columbus, Georgia 31999.

The Audit Committee

     The Audit Committee, which met 11 times during 2010, has the following primary duties and responsibilities: (i) to oversee that management has maintained the reliability and integrity of the financial reporting process and systems of internal controls of the Company and its subsidiaries regarding finance, accounting, and legal matters; (ii) to issue annually the Audit Committee Report set forth below; (iii) to monitor the independence and performance of the Company’s independent registered public accounting firm and the performance of the Company’s internal auditing department; (iv) to assist Board oversight of the Company’s compliance with legal and regulatory requirements; (v) to provide an open avenue of communication among the independent registered public accounting firm, management, the internal auditing department, and the Board; and (vi) to review and monitor the adequacy of enterprise risk management activities of the Company. The Audit Committee also pre-approves audit and non-audit services provided by the Company’s independent registered public accounting firm and pre-approves all related person transactions that are required to be disclosed in the Company’s annual proxy statement. In addition, it is the responsibility of the Audit Committee to select, oversee, evaluate, determine funding for, and, where appropriate, replace or terminate the independent registered public accounting firm. At least annually, the Audit Committee reviews the services performed and the fees charged by the independent registered public accounting firm.

     The independent registered public accounting firm has direct access to the Audit Committee and may discuss any matters that arise in connection with their audits, the maintenance of internal controls, and any other matters relating to the Company’s financial affairs. The Audit Committee may authorize the independent registered public accounting firm to investigate any matters that the Audit Committee deems appropriate and may present its recommendations and conclusions to the Board.

     The Audit Committee of the Board of Directors is composed of Robert L. Wright (Chairman), Douglas W. Johnson (financial expert), Charles B. Knapp, and Marvin R. Schuster, each of whom qualifies as an independent Director under the NYSE listing standards.

The Corporate Governance Committee

     The Company has a Corporate Governance Committee, the functions of which include: (i) selecting individuals qualified to serve as Directors of the Company to be nominated to stand for election to the Board of Directors; (ii) recommending to the Board, Directors to serve on committees of the Board; (iii) advising the Board with respect to matters of Board composition and procedures; (iv) developing and recommending to the Board a set of corporate governance principles applicable to the Company; and (v) overseeing the evaluation of the Board and the Company’s management. The Corporate Governance Committee operates under a written charter adopted by the Board of Directors.

     The Corporate Governance Committee of the Board of Directors is composed of Marvin R. Schuster (Chairman), Barbara K. Rimer, DrPH, and David Gary Thompson, each of whom qualifies as an independent Director under the NYSE listing standards. The Corporate Governance Committee met two times during 2010.

The Compensation Committee

     The responsibilities of the Compensation Committee include the following: (i) to review, at least annually, the goals and objectives of the Company’s executive compensation plans; (ii) to evaluate annually the performance of the CEO with respect to such goals and objectives; (iii) to determine the CEO’s compensation level based on this evaluation; and (iv) to evaluate annually the performance of the other executive officers of the Company in light of such goals and objectives, and set their compensation levels based on this evaluation and the recommendation of the CEO. The Compensation Committee also reviews and approves compensation levels, equity-linked incentive compensation, and annual incentive awards, sometimes referred to as non-equity incentives, under the Company’s Management Incentive Plan (“MIP”) for all executive officers including those who are members of the Board.

     With respect to Non-employee Director compensation, the Compensation Committee recommends to the Board a policy regarding Non-employee Director compensation and has recommended to the Board Non-employee Director compensation consistent with such policy. The Board makes final determinations regarding Non-employee Director compensation.

     The Compensation Committee may form subcommittees and delegate such power and authority as the Compensation Committee deems appropriate. However, no subcommittee may have fewer than two members and the Compensation Committee may not delegate to a subcommittee any power or authority required by any law, regulation or listing standard to be exercised by the Compensation Committee as a whole.

     The Compensation Committee retains a nationally recognized compensation consultant, Mercer LLC (the “Consultant”), to assist and advise the Compensation Committee in its deliberations regarding executive compensation. The Consultant works with the Compensation Committee in the review of executive compensation practices, including the competitiveness of pay levels, design issues, market trends, and other technical considerations.

The Consultant typically provides assistance in the following areas:
  Provides comparative company performance to determine CEO pay;
  Provides an evaluation of the competitiveness of the Company’s executive compensation and benefit programs;
  Reviews plan design issues and recommends potential improvement opportunities;
  Apprises the Compensation Committee of trends and developments in the marketplace;
  Provides assistance in assessing the relationship between executive pay and performance;
  Provides assistance with assessing proposed performance goals and ranges for incentive plans;
  Provides comparative company data to determine NEO compensation;
  Conducts compensation training sessions for the Committee; and
  Provides assistance in determining the compensation of Non-employee Directors.
Consulting fees paid to the Consultant for executive compensation consulting services totaled $215,642 in 2010.

     Additional information regarding the Company’s processes and procedures for the consideration and determination of executive compensation can be found in the CD&A below.

     The current members of the Compensation Committee are Robert B. Johnson (Chairman), David Gary Thompson, and Robert L. Wright. All members of the Compensation Committee are “outside” Directors as defined by Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “IRC”), “Non-employee Directors” within the meaning of Rule 16b-3 under the Exchange Act, and independent Directors under the NYSE listing standards. The Compensation Committee operates under a written charter adopted by the Board of Directors. The Compensation Committee met four times in 2010.

Compensation Committee Interlocks and Insider Participation

     During 2010, the members of the Company’s Compensation Committee were Robert B. Johnson (Chairman), David Gary Thompson, and Robert L. Wright. None of such persons is a current or former employee or officer of the Company or any of its subsidiaries. No member of the Compensation Committee serving during 2010 had any relationship requiring disclosure under the section titled “Related Persons Transactions” in this Proxy Statement. During 2010, no member of the Compensation Committee was an executive officer of another entity on whose compensation committee or board of directors any executive officer of the Company served.

COMPENSATION DISCUSSION AND ANALYSIS

I. Introduction

     The Company’s compensation philosophy is to provide pay-for-performance that is directly linked to the Company’s results. We believe this is the most effective method for creating shareholder value, and that it has played a significant role in making the Company an industry leader. The performance-based elements of our compensation programs apply to all levels of Company management, including our executive officers. In fact, pay-for-performance components permeate every employee level at the Company. The result is that we are able to attract, retain, motivate and reward talented individuals who have the necessary skills to manage our growing global business on a day-to-day basis, as well as for the future.

     The Company has a history and a well-earned reputation with its shareholders as a very transparent organization. That commitment to transparency on all levels was certainly a driving force in our decision, in 2008, to allow shareholders a “say-on-pay” advisory vote, far ahead of the requirement imposed on companies this year by Section 14A of the Exchange Act. The reception of this annual vote has been overwhelming, with endorsement rates from the shareholders that have exceeded 90% in each year since its institution. As a Company, we pride ourselves on incorporating ethics and transparency into everything we do, including compensation disclosure. With that in mind, we are pleased to provide the following CD&A.

II. Executive Summary

     This CD&A pertains to our executive officers and in particular the following executive officers, whose 2010 compensation is set out in the following Summary Compensation Table (our NEOs).

Daniel P. Amos	Chairman and CEO
Kriss Cloninger III	President, CFO, and Treasurer
Tohru Tonoike	President, COO, Aflac Japan
Paul S. Amos II	President, Aflac and COO, Aflac U.S.
Joey M. Loudermilk	Executive Vice President, General Counsel, and Corporate Secretary

     In November 2008, Mr. Daniel P. Amos announced he had decided to voluntarily forgo the “golden parachute” components in his employment agreement. Under his original employment agreement, Mr. Amos would have been entitled to receive three years of salary and bonus in the event of a change in control or certain other termination events. Mr. Amos executed an amendment to his employment agreement in December 2008 removing these provisions, which would have resulted in potential cash payments of approximately $13 million upon the occurrence of a triggering event at that time. The elimination of these potential payments has been reflected in the following 2010 Potential Payments Upon Termination or Change in Control table.

     As a leader in our industry segment, we recognize that a sound management compensation program is a part of what makes a company an employer of choice. Our compensation philosophy is to provide pay that is directly linked to the Company’s performance results. By doing so, we are able to provide the following: reasonable salaries that reflect each executive’s responsibility level, qualifications and contribution over time; benefits that adequately meet the needs of our employees and their families at a reasonable shared cost; meaningful, performance-based annual non-equity incentives, and long-term equity incentives that reflect the creation of shareholder value.

     Of these four pay elements, we consider the annual and long-term incentive forms of compensation to be the most important because they enable us to attract, retain, motivate and reward talented individuals who have the necessary skills to manage our growing global enterprise on a day-to-day basis, as well as for the future.

     The value of annual non-equity incentives is directly linked to specific financial goals such as operating earnings per diluted share, risk-based capital as measured on a statutory basis, increases in pretax operating earnings, total new annualized premium sales, premium income, and expenses established and approved by the Compensation Committee (for purposes of this CD&A, the “Committee”) at the beginning of each fiscal year. The actual goals are fully described below under the section Management Incentive Plan. The goals are developed using a corporate financial model. The ranges are set to allow for the achievement of our overall corporate objectives, and each of the goals have realistically obtainable maximum payout levels to discourage excessive risk taking. As noted later in this report, the maximum of the range for the goals is typically expected to be achieved only 25% of the time on average.

     Long-term equity incentives are provided to executive officers in two forms: stock options whose future value depends upon share price appreciation and performance-based restricted stock (“PBRS”) whose vesting is determined by the Company’s performance objectives set by the Committee. For PBRS awards granted in 2008, the performance objective was based on cumulative compound growth rate in operating earnings per diluted share, excluding foreign currency changes, over a three-year performance period. The performance objective for 2009 and 2010 PBRS awards was based on the achievement by Aflac of sound risk-based capital ratios. These performance objectives for purposes of vesting PBRS awards are annually reviewed and established by the Committee for the ensuing three-year performance period.

     Lower level officers receive stock options in combination with time-based restricted stock (“TBRS”) that vest after three years of continuous service. This combination is considered to link their interests to those of our shareholders as well as to help the Company retain their services. These plans are fully described in Sections V and VI of this CD&A.

     To help the Committee execute its responsibilities, the Consultant annually provides the Committee with comparative performance and pay data based upon a sample of 15 major insurance companies (see Section V of this CD&A). The peer group pay data are derived from the peer companies’ proxy statements and relevant compensation survey data and helps the Committee establish the salaries and target incentive award opportunities for the NEOs.

     In general, it is the Company’s intent to set individual salaries within a plus or minus range of 25% from survey medians for comparable positions and to target incentives at median levels with intended payout variances based upon results above or below our planned financial goals. In this way, the Committee intends to have compensation pay levels mirror performance results. Quite simply, if we are a median performer, our total pay should approximate median levels. If we are a 75th percentile performer, our total pay should approximate the 75th percentile. If we are a 25th percentile performer, our total pay should approximate the 25th percentile.

     This philosophy is directly applied by the Committee in determining the CEO’s total pay. Each year the Consultant calculates the Company’s percentile performance rank for the prior year among the peer group of other major insurance companies based on 10 weighted-performance measures. These measures are all related to one-year results for the prior year except for Total Shareholder Return, which is measured over the prior three-year period. The Consultant then determines the total pay value that matches the Company’s percentile performance rank. The Committee uses the information from this analysis to adjust the CEO’s total pay to that indicated by the Company’s percentile performance rank. This adjustment is accomplished through a final true-up stock option grant at the Committee’s August meeting. This methodology is detailed in Section VIII of this CD&A.

     In order to directly link the CEO’s total pay to the Company’s performance results, it is necessary to wait for both the performance and pay information of all peer group companies to be made public. As a result, the Committee finalizes the CEO’s total pay based on the prior year’s results at its August meeting. Accordingly, there is a lag between the payment and reporting of awards because the CD&A of the peer company groups report their results in the following year’s proxy. For instance, 2009 performance results determined the stock award provided to our CEO in August of 2010. For all but one year in which this approach to the CEO’s compensation was used, the Company’s performance rank placed it in the upper half, and in the majority of years, the upper quartile, among the peer companies. That was the case again for the 2009 performance year, when the Company’s performance rank was number one versus our peer group.

III. Oversight of the Executive Compensation Program

     The Company’s executive compensation program is administered by the Committee with assistance from the CEO and other Company officers as appropriate. The assistance provided by Company personnel typically consists of mathematical calculations to include recommended weightings of performance measures and schedule preparation, year-over-year comparisons, provision of historical information, and clarification of job duties, responsibilities and organizational reporting. The Committee is also assisted in the execution of its duties and responsibilities by the Consultant, which reports to the Committee. A description of the assistance typically provided to the Committee by the Consultant is presented on page 13 of this Proxy Statement.

IV. Executive Compensation Philosophy and Core Principles

     The following table highlights the primary components and rationale of our compensation philosophy and the pay elements that support such philosophy.

Philosophy Component	Rationale/Commentary	Pay Elements
Compensation should reinforce business objectives and values
One of the Company’s guiding principles is to provide an enriching and rewarding workplace for our employees. Key goals are to retain, motivate and reward executives while closely aligning their interests with those of the Company and its shareholders. Our compensation practices help us achieve these goals.
All elements (salary, non-equity incentive awards, equity linked compensation, retirement, and health and welfare benefits)
A majority of compensation for top executives should be based on performance
Performance-based pay aligns the interest of management with the Company’s shareholders. Pay for top executives is highly dependent on performance success. Performance-based compensation motivates and rewards individual efforts, unit performance, and Company success. Potential earnings under performance-based plans are structured such that greater compensation can be realized in years of excellent performance. Similarly, missing goals will result in lower, or no, compensation from the performance-based plans.
Merit salary increases, annual non-equity incentive awards, and equity-linked incentive compensation (stock options, time-based restricted stock, and performance-based restricted stock)
Compensation should be competitive
The Compensation Committee has retained the Consultant as an adviser to assist the Committee with assessing pay practices and peer group performance, at least annually, in order to maintain competitive compensation relative to the Company’s industry. The Consultant uses a combination of proxy data and market compensation surveys to assess the competitiveness of the Company’s executive pay within the industry. Company philosophies and cultural practices also affect the overall compensation policies for the executive officers.
All elements
Key talent should be retained
In order to attract and retain the highest caliber of management, the Company seeks to provide financial security for its executives over the long term and to offer intangible non-cash benefits in addition to other compensation that is comparable with that offered by the Company’s competitors.
Equity-linked incentive compensation, retirement benefits, employment agreements and change-in-control provisions
Compensation should align interests of executives with shareholders	Equity ownership helps ensure that the efforts of executives are consistent with the objectives of shareholders.	Equity-linked incentive compensation and stock ownership guidelines

V. Executive Compensation Policies

1.	Total direct compensation relative to market

The Company’s total direct compensation (base salary, annual non-equity incentive award, and long-term equity incentive compensation) for our NEOs is generally designed to provide competitive compensation relative to companies in the Company’s peer group for “target” performance results. For the CEO, the Company’s practice is to measure performance relative to peers, which ensures that the CEO’s compensation in a given year directly correlates with the Company’s relative performance rank for the prior year. This process is explained in greater detail below in the section labeled “CEO Compensation.” We note that the Company’s performance has ranked first or second in seven of the 13 years for which such data has been gathered.

The peer group consists of 15 major insurance companies identified below. This peer group has consisted of virtually the same list of companies since 2007, impacted only by acquisitions within the industry. These peer companies are engaged in similar businesses, of similar size, and are competitors for talent, although the Company is slightly above the median revenues, market capitalization, and assets of the peer group. Peer group companies consist of: Aetna Inc., The Allstate Corporation, Aon Corporation, Assurant, Inc., The Chubb Corporation, CIGNA Corporation, CNO Financial Group, Inc., Genworth Financial, Inc., The Hartford Financial Services Group, Inc., Lincoln National Corporation, Manulife Financial Corporation, The Progressive Corporation, Prudential Financial, Inc., The Travelers Companies, Inc. and Unum Group.

2.	Current vs. long-term compensation

The components of current compensation include an annual salary and an annual non-equity incentive award. Long-term compensation is provided to link executive compensation to the delivery of shareholder value. The equity-linked long-term incentive compensation components include stock options, PBRS, and in some cases,

TBRS. The Company has two long-term equity incentive plans. The first is a stock option plan, the 1997 Stock Option Plan, which allows for grants of both incentive stock options (“ISOs”) and non-qualifying (“NQ”) stock options. This plan expired on February 11, 2007 (although certain options granted before that date remain outstanding in accordance with their terms). The second plan, the 2004 Long-Term Incentive Plan, allows for grants of ISOs, NQs, performance- or time-based restricted stock, restricted stock units, and stock appreciation rights.

On an annualized present value basis, the proportion of long-term incentives to target annual cash incentives varies based on the responsibility level of the participant’s job and the ability to impact results over time. In general, the higher the responsibility level, the greater the proportion of long-term equity incentives, compared with target annual cash incentives. In the case of all NEOs, the present value of long-term equity incentive grants is greater than target annual cash incentives.

3.	Fixed vs. variable compensation

The portion of an executive’s compensation that is variable increases as the scope and level of the individual’s responsibilities increase. For the NEOs, variable compensation accounts for a substantial portion of total compensation. Annual cash incentives increase or decrease with performance. The amount of equity-linked compensation granted each year is primarily based on level of responsibility and secondarily on individual performance. The vesting of PBRS is based on whether a predefined Committee approved performance objective (e.g., cumulative compound growth rate in operating earnings per diluted share, excluding foreign currency changes, or risk-based capital levels) is attained over a three-year period. Other contingent components include vesting restrictions on stock options and TBRS, which require recipients to fulfill a continuing employment obligation before they can exercise any option or vest in the TBRS.

The target award levels for our NEOs for calendar year 2010 were:

	Target Incentive as Percent of Salary
NEOs	Annual Non-Equity Incentive	Annualized Long-Term Equity Incentives
Daniel P. Amos	200%	Performance-Based
Kriss Cloninger III	150%	350%
Tohru Tonoike	100%	250%
Paul S. Amos II	120%	250%
Joey M. Loudermilk	80%	200%

4.	Mix of long-term incentives

In 2009 and 2010, the Committee approved a combination of equity-linked incentive compensation awards for the executive officers. Prior to 2009, the value of equity grants for a year, as presented in the Summary Compensation Table, was measured based on their financial statement expense for that year under Financial Accounting Standards Codification (“ASC”) 718 Stock Compensation (formerly Statement of Financial Accounting Standard No. 123(R), Share Based Payment). Starting in 2009, the value presented in the Summary Compensation Table under Option Awards and Stock Awards was based on the grant date fair value as determined under ASC 718 (using the Black-Scholes-Merton valuation model for stock options and the closing price of our stock on the date of the grant for PBRS). Amounts for 2008 have been adjusted to reflect this change in presentation. Under the columns Stock Awards and Option Awards, stock options represented 67% and PBRS represented 33% of total long-term incentives for the CEO. For all other NEOs, stock options ranged from 45% to 49% and PBRS ranged from 51% to 55% of total long-term equity incentive value. See page 21 for a more detailed discussion of our long-term equity incentive plan.

5.	Total compensation in light of best practices and costs

Every year the Committee reviews the incentive compensation components of all executive officers with the help of the Consultant. The Committee believes that many “best practices” are reflected in the existing compensation strategy and that the Company’s compensation expenses are reasonable and appropriate given the superior financial and stock market performance that the Company has produced over a long period of time. From August

1990, when Daniel P. Amos was appointed as the CEO, through December 31, 2010, the Company’s total return to shareholders, including reinvested cash dividends, has exceeded 3,763%, compared with 625% for the Dow Jones Industrial Average and 495% for the S&P 500.

Modifications to the compensation program are periodically made in order to remain consistent with the competitive market and emerging best practices. However, our compensation strategy and core program remained essentially the same in 2010 as they were in 2009 and 2008, and no material changes are anticipated for 2011.

VI. Components of the NEO Compensation Program

     Total compensation is provided to the CEO and other NEOs through four primary components, each of which has a different strategic role and risk profile. The following table provides an overview of the compensation components, and is followed by a detailed description of how the amount of each component is determined.

Element	Description	Strategic Role	Examples	Risk Profile

Base Salary	Fixed based on level of responsibility, experience, tenure and qualifications	- Performance of day-to-day activities	- Cash	- Low to moderate

Non-Equity Incentive	Variable based on level of responsibility and achievement of annual financial objectives	- Policy implementations - Operating decisions - Short-term focus	- Cash	- Moderate to high

Long-Term Equity Incentives	Variable based on level of responsibility and the achievement of longer-term financial goals and shareholder value creation	- Effective strategy and policy making - Long-term focus - Alignment with shareholders	Equity-Linked Incentive Compensation - Stock Options - Performance-Based Restricted Stock	- High

Benefits & Perquisites	Satisfy employee health, welfare, and retirement needs	- Security - Tax-effective pay - Time efficiency/convenience	- Health care - Life & Disability - Retirement plans - Security	- Low

Base Salary

     The primary purpose of the base salary component is to provide the recipient a steady stream of income consistent with his or her level of responsibility, qualifications and contribution over time. The Consultant annually gathers comparative market data on salaries for the Committee to use in reviewing and determining the CEO’s salary and the CEO’s recommendations for the salaries of the CFO and all other executive officers.

     In the aggregate, the total base salaries of the Company’s executive officers are at the 50th percentile of the survey results for these same positions at peer companies. Virtually all executive officers including our NEOs receive a salary that is within a plus or minus range of 25% from the survey median for their position. In general, executive officers who are new to their role are likely to be below the median and executive officers who have been in their jobs for extended periods are more likely to be above the median.

     In 2010, reflective of the current economic environment, the Company elected to defer merit increases for all Aflac U.S. employees and executive officers until Aflac U.S. sales production improves. However, reflective of the strong sales and earnings performance in Japan for the last two years, Mr. Tonoike’s annual base salary increased 4.3 million yen ($49,036 at the December 31, 2010, weighted average yen to dollar exchange rate of 87.69) in 2010.

Management Incentive Plan

     All of the NEOs are eligible to participate in a non-equity incentive plan sponsored by the Company. The non-equity incentive plan, referred to as the MIP, has been submitted to and approved by shareholders.

     The Company’s MIP uses specific performance objectives to provide potential annual non-equity incentive awards for the NEOs, and all other non-sales officers. Performance targets are set annually for the plan, and cash payouts are made to executives based on actual performance as more fully described below.

     For each of the performance measures, a target performance level is established. In addition, a minimum and maximum level is established. The payout for a minimum result is one-half that of the target result, while the payout for a maximum result is two times that of the target result. Typically the target result is equidistant between the minimum result and the maximum result. Interpolation is used to calculate incentive payouts for results between minimum and target or target and maximum. The two primary financial objectives of the Company are included in the MIP targets as corporate level performance targets. They are the growth of operating earnings per diluted share on a consolidated basis for the Company and risk-based capital levels for Aflac as measured on a statutory basis.

     The Committee, at its February meeting, approves all MIP performance objectives. The two primary financial objectives have specified levels established that must be achieved before any payout is provided. Our operating earnings per diluted share objective for 2010 was to increase operating earnings in a range of 9% to 12%, or $5.29 to $5.43 per diluted share with a target of 10% or $5.34 per diluted share. The target objective was set toward the midpoint of the range, or $5.34, while the minimum was set at the lower end of the range, or $5.29 per share, and the maximum was set at the upper end of the range, or $5.43 per diluted share, all on a constant currency basis. If the minimum target performance was not attained, no bonus would be paid for this performance objective. The actual attained result of $5.34 per diluted share was exactly equal to the target objective, resulting in a 10% increase in operating earnings per diluted share and the target award of 100% for this objective. Our risk-based capital objective was to maintain a risk-based capital ratio of a minimum of 375% and maximum 475% with a target objective of 425%. If the minimum target performance was not attained, no bonus would be paid for this performance objective. The actual attained result of 555% exceeded the top of the range resulting in a maximum award of 200% for this objective.

     Additional performance targets are specific to the Company’s two principal business segments: Aflac U.S. and Aflac Japan. For each segment, the MIP performance targets include a measure of total new annualized premium sales, premium income, operating expenses and pretax operating earnings. These measures are considered to be the most significant to the performance of each segment. They are understood by those eligible for the non-equity incentive awards, and they are under the collective influence of the segment officers.

     For the Aflac U.S. business segment in 2010, the following performance incentive measures were used:
  the percentage increases in new annualized premiums and premium income;
  the percentage increase over the previous year of premium income, minus the percentage increase in controllable expenses; and
  the percentage increase in pretax operating earnings over the previous year.
     For the Aflac Japan business segment in 2010, the following performance incentive measures were used:
  the percentage increases in new annualized premiums and premium income;
  actual operating expenses compared to budget; and
  the percentage increase in pretax operating earnings over the previous year, before expenses allocated from the U.S. operations, eliminating any currency effect.

     The actual 2010 business segment performance measures and the targets and ranges for each incentive performance measure were as follows:

Aflac U.S. business segment:	Minimum	Target	Maximum
Percentage increase in new annualized premiums - 1st six months	-5.0%	-2.5%	0.0%
Percentage increase in new annualized premiums - 2nd six months	0.0%	2.5%	5.0%
Percentage increase in premium income	2.0%	3.5%	5.0%
Percentage increase in premium income minus the percentage
increase in controllable expenses	-2.0%	0.0%	2.0%
Percentage increase in pretax operating earnings	17.5%	19.5%	21.5%

Aflac Japan business segment:
Percentage increase in new annualized premiums	0.0%	1.0%	5.0%
Percentage increase in premium income	2.0%	3.0%	4.0%
Actual operating expenses compared to budget (Yen in millions)	142,846	141,432	140,018
($ in millions)*	1,629	1,613	1,597
Percentage increase in pretax operating earnings before expenses
allocated from the U.S. operations and eliminating any currency effect	9.0%	11.0%	13.0%

*	Yen amounts converted to dollars using the weighted average exchange rate for 2010 of 87.69 yen to the dollar

     Actual performance was determined after the close of the year and presented to the Committee for discussion and approval at its February 2011 meeting. The actual non-equity incentive plan payments to the NEOs are reflected in the 2010 Summary Compensation Table in the column labeled Non-Equity Incentive Plan Compensation.

     The incentive measures described above include statistical and non-GAAP financial measures as more fully described in this and the next paragraph. Our corporate performance measure is based on operating earnings per diluted share excluding the impact of foreign currency and the achievement of risk-based capital levels as determined on a statutory basis. We define operating earnings per diluted share to be the profit derived from operations before realized investment gains and losses from securities transactions and before the impact from ASC 810 and ASC 815 as well as nonrecurring items, divided by the weighted-average number of shares outstanding for the period plus a number of weighted-average shares to compensate for the dilutive effect of share-based awards. Because foreign exchange rates are outside of management’s control, operating earnings per diluted share is computed using the average yen/dollar exchange rate for the prior year, which eliminates fluctuations from currency rates that can magnify or suppress reported results in dollar terms.

     Aflac U.S. and Aflac Japan segment incentive measures also include statistical and non-GAAP financial measures. For both the U.S. and Japanese segment, we use an industry measure of the increase in total new annualized premium sales, which is the annual premiums on policies sold and incremental annual premiums on policies converted during the reporting period. For Aflac U.S., we use the percentage increase in premium income minus the percentage increase in controllable expenses. Controllable expenses are a component of total acquisition and operating expenses for the U.S. business segment. For Aflac Japan, we compare actual expenses against budgeted operating expenses as a performance measure for the reporting period. For both segments we use the percentage increase in pretax operating earnings. We define pretax operating earnings on a segment basis to be the operating profit derived from operations before realized investment gains and losses from securities transactions and before the impact from ASC 810 and ASC 815 as well as nonrecurring items. The percentage increase in pretax operating earnings for the Japan segment is also measured before expenses allocated from the U.S. and currency effects.

     We believe the segment measures described above, along with our corporate level objectives of operating earnings per diluted share and risk-based capital, are among the key incentive factors for our business in terms of creating shareholder value and aligning management’s interests and rewards with those of our shareholders.

     The CEO and CFO recommend to the Committee the specific Company performance objectives and their ranges. In recommending the incentive performance objectives to the Committee, the CEO and CFO take into consideration past performance results and scenario tests of the Company’s financial outlook as projected by a complex financial model. The model projects the impact on various financial measures using different levels of total new annualized premium sales, budgeted expenses, morbidity, and persistency. This enables the Company to set ranges around most performance objectives.

     The Committee may consider the probability of attainment of each of the various measures. Generally, it is expected that target performance will be attained 50% to 60% of the time, minimum performance attained at least 75% of the time, and maximum performance attained not more than 25% of the time. At its February meeting, the Committee reviews and approves or, if deemed appropriate modifies, the annual incentive goals for the ensuing year.

     As noted above, at this same meeting, the Committee also certifies the incentive plan performance results for the prior year before payments are made in order to qualify, if appropriate, any payouts to the NEOs as performance-based and fully deductible as compensation expense for tax purposes under the IRC. The Committee has the discretion to adjust the MIP results related to segment performance measures if it deems that a class of MIP participants would be unduly penalized or rewarded due to the incomparability of the result to the performance measure as determined by the Committee. The Committee did not adjust the MIP results in 2010.

     The performance measures are weighted for the NEOs and all other officer levels of the Company. The intent is to weight them according to how each position can and should influence their outcome. The following table details these relative weightings for each of the NEOs for 2010:

	Weightings of Annual Incentive Measures as Percent of Target Award
Executive	Corporate	U.S. Operations	Japan Operations	Total
Daniel P. Amos	50.0%	15.0%	35.0%	100%
Kriss Cloninger III	50.0	17.0	33.0	100
Tohru Tonoike	25.0	–	75.0	100
Paul S. Amos II	25.0	54.0	21.0	100
Joey M. Loudermilk	50.0	25.0	25.0	100

     The following table reflects targets, earned and paid percentages of salary for the non-equity incentive measures based on 2010 performance results for the NEOs:

Executive	Target as Percent of Salary	Earned as Percent of Salary	Paid as Percent of Salary
Daniel P. Amos	200%	294%	294%
Kriss Cloninger III	150	216	216
Tohru Tonoike	100	172	86 *
Paul S. Amos II	120	140	140
Joey M. Loudermilk	80	116	116

*	Includes amounts accrued for a deferred retirement benefit for Mr. Tonoike as more fully described in the Summary Compensation Table and in the following Nonqualified Deferred Compensation Table.

     For additional information about the MIP, please refer to the 2010 Grants of Plan-Based Awards table, which shows the threshold, target, and maximum award amounts payable under the MIP for 2010, and the 2010 Summary Compensation Table, which shows the actual amount of non-equity incentive plan compensation paid to our NEOs for 2010.

Long-term Equity Incentives

     It is generally the Company’s intent that approximately 50% of the value of long-term incentive compensation to all officers will be provided through stock options, and approximately 50% will be provided through restricted stock awards (either PBRS or TBRS). Section 16 executive officers, which include the NEOs, receive restricted stock in the form of PBRS, while other officers receive TBRS that vest over time without a performance component.

     PBRS awards generally vest only if the recipient of an award remains an employee of the Company for the full three-year performance period and the performance requirement is achieved.

     For PBRS awards that were granted in 2010, the performance period is January 1, 2010 through December 31, 2012. The sole performance measure for determining vesting is based on the achievement of specified risk-based capital ratios as determined on a statutory accounting basis at each calendar year-end over the performance period as more fully described below. This performance measure was selected because of the Company’s belief that capital adequacy is a significant concern for the financial markets and shareholder confidence.

     The Committee adopted performance objectives with a threshold or minimum risk-based capital ratio of 325%, target of 375% and maximum of 425% for each calendar year-end over the three-year performance period. For each calendar year-end, management will earn a PBRS award credit of 50% if the minimum risk-based capital ratio is achieved, 100% credit if target is achieved and 150% if the maximum is achieved. If the risk-based capital ratio ends a year below 325%, no PBRS award credit will be earned for that year. The three-year PBRS award percentage will be the arithmetic average of the PBRS credit earned in each of the three calendar years of the performance period. However, the final PBRS credit will not exceed 100%.

     This measure, and its minimum, target and maximum performance requirements, was reviewed and approved by the Committee at its February 2010 meeting, thereby potentially qualifying the awards made to the NEOs as performance-based for tax purposes under IRC Section 162(m).

     It is important to note that the option grants for 2008, for which 2008 compensation has been included in the Summary Compensation Table under the column “option awards,” are referred to as “out of the money” options based on recent stock values. This means that even though the grant date fair value compensation for the option has been included as a component of total compensation for the named NEOs, these stock option grants actually had no economic value based on the Company’s closing stock price on February 23, 2011.

     Most of the Company’s stock option and restricted stock grants are approved by the Committee and made on the day of its February meeting. Stock options are granted with an exercise price equal to 100% of the closing market value of the underlying shares on the grant date. A detailed description of how the CEO’s long-term incentives are determined is provided in Section VIII below.

Retirement, Deferral and Savings Plans

     The retirement, deferral and savings plans described below were established in order to provide competitive post-termination benefits for officers and employees of the Company, including the NEOs, in recognition of their long-term service and contributions to the Company.

Defined Benefit Pension Plans

     As described further in “Pension Benefits” below, the Company maintains tax-qualified, noncontributory defined benefit pension plans covering substantially all U.S. and Japanese employees, including the NEOs, who satisfy the eligibility requirements, and the Company also maintains nonqualified supplemental retirement plans covering the NEOs.

Executive Deferred Compensation Plan

     The U.S.-based NEOs, in addition to other U.S.-based eligible executives, are entitled to participate in the Executive Deferred Compensation Plan (“EDCP”). As more fully described under “Nonqualified Deferred Compensation,” Mr. Tonoike defers a portion of his bonus until his retirement. The EDCP is discussed in more detail below under “Nonqualified Deferred Compensation.”

401(k) Savings and Profit Sharing Plan

     The Company maintains a tax qualified 401(k) Savings and Profit Sharing Plan (the “401(k) Plan”) in which all U.S.-based employees, including the U.S.-based NEOs, are eligible to participate. The Company will match 50% of the first 6% of eligible compensation that is contributed to the 401(k) Plan. Employee contributions made to the 401(k) Plan are 100% vested. Employees vest in employer contributions at the rate of 20% for each year of service the employee completes. After five years of service, employees are fully vested in all employer contributions.

Other Benefits

     The Company maintains medical and dental insurance, accidental death insurance, cancer insurance, and disability insurance programs for all of its employees, as well as customary vacation, leave of absence, and other similar policies. The NEOs and other officers are eligible to participate in these programs along with, and on the same basis as, the Company’s other salaried employees.

     In addition, the NEOs are eligible to receive reimbursement for medical examination expenses. For security and time management reasons, certain of the Company’s officers occasionally travel on corporate aircraft for business and personal purposes. Personal travel on corporate aircraft and security services are provided where considered by the Board of Directors to be in the best interest of the Company and its business objectives.

VII. Additional Executive Compensation Practices and Procedures

1.	Equity Granting Policies

The February meeting of the Committee is held approximately one to two weeks after the Company’s fiscal year results are released to the public. As a general practice, the Company makes the majority of its equity grants on the date the Board of Directors meets in February, and has done so since 2002. The Company has never engaged in the “backdating” of options. Based on recommendations developed by the CEO and CFO with input from the Consultant, options, PBRS and TBRS awards are submitted to the Committee for approval at its February meeting. Option grants are awarded on the date of the meeting, and have a per share exercise price set at the closing price on the date of grant.

The Company may periodically make additional equity grants during the course of the year. However, it is the Company’s policy not to make any equity grants in advance of material news releases. As detailed below in the section labeled “CEO Compensation,” it has also been the Company’s practice to grant the CEO a stock option award in August based on the Company’s performance relative to peers in the prior year. This grant is issued on the date of the relevant Committee meeting, with a per share exercise price set at the closing price on the date of grant.

2.	Stock Ownership Guidelines

The Company established stock ownership guidelines for officers and Board members in 1998. Officers (beginning at the Second Vice President level and above) have four years from date of hire or promotion to reach their respective stock ownership guidelines. The ownership guidelines are defined as stock ownership value as a multiple of salary and are set as follows: CEO, CFO, and President – not less than five times salary; Executive Vice President – not less than three times salary; Senior Vice President/Vice President – not less than two times salary; and Second Vice President – not less than one times salary. Board members must own five times the annual retainer and have five years from the date first elected to the Board to comply with these guidelines. Ownership includes all shares held by the officer or Board member and their spouse as well as vested options. It does not include unvested options and restricted stock. Based on the significant decline in the Company’s common stock price in early 2009 resulting from the financial crisis, the Corporate Governance Committee, at its meeting held in February 2009, approved a moratorium for compliance with the stock ownership guidelines. With the recovery of the Company’s common stock price to mid-2008 levels, the Corporate Governance Committee, at its meeting held in February 2011, lifted the moratorium and reinstated the stock ownership guidelines. All of the Company’s NEOs have stock ownership that exceeds their ownership guidelines.

3.	Employment Agreements

The Company has employment agreements with the NEOs and certain other executives in key roles. The agreements generally address: role and responsibility; rights to compensation and benefits during active employment; termination in the event of death, disability or retirement, and termination for cause or without cause; and resignation by the employee. The agreements also contain termination and related pay provisions in the event of a change in control. In all cases, for the change in control provisions in the employment agreements to apply, there must be both (1) a change in control, as well as (2) a termination by the Company without good cause or a resignation by the executive for good reason. This is commonly referenced as a “double trigger” requirement. Further, they stipulate that the executive may not compete with the Company for prescribed periods following termination of employment or disclose confidential information.

In November 2008, Mr. Daniel Amos announced he had decided to voluntarily forgo the “golden parachute” components in his employment agreement. Under his original employment agreement, Mr. Amos would have been entitled to receive three years of salary and bonus in the event of a change in control or certain other termination events. Mr. Amos executed an amendment to his agreement in December 2008 removing these provisions, which would have resulted in potential cash payments of approximately $13 million upon the occurrence of a triggering event at that time. The elimination of these potential payments has been reflected in the following 2010 Potential Payments Upon Termination or Change in Control table.

In the case of Mr. Tonoike’s employment agreement, the Company has a unique retirement obligation. For the years 2007 through 2012, the Company is obligated to provide for a special retirement benefit equal to 110% of all amounts actually paid to Mr. Tonoike as performance bonus compensation under the Company’s MIP. This amount is payable upon termination as a lump sum retirement benefit and the annual accrual for this obligation has been included in the non-equity incentive plan compensation column of the Summary Compensation Table and in the Nonqualified Deferred Compensation Table.

4.	Change in Control (“CIC”) Policy and Severance Agreements

The Company has no formal change in control or severance policy. However, as noted above, individual employment agreements generally have provisions related to both CIC and severance.

5.	Compensation Recovery Policy

The Committee has a policy that allows it to review any adjustment or restatement of performance measures and make a determination if adjustments or recoveries of non-equity incentives are necessary. If it is deemed that adjustments or recoveries of non-equity incentives are appropriate, the Committee is charged with determining the amount of recovery and the proper officer group subject to any potential adjustments or recovery.

6.	Certain Tax Implications of Executive Compensation (IRC Section 162(m))

In connection with making decisions on executive compensation, the Committee takes into consideration the provisions of IRC Section 162(m), which limits the deductibility by the Company for federal income tax purposes of certain categories of compensation in excess of $1 million paid to certain executive officers. The Committee may decide to authorize compensation arrangements that exceed the $1 million deductibility cap imposed by Section 162(m), as it did with respect to the CEO for years 2007 through 2010. However, the Committee deferred payment of the nondeductible amount in excess of $1 million until the CEO’s retirement.

The 1997 Stock Option Plan, the 2004 Long-Term Incentive Plan, and the MIP presently conform to the requirements of Section 162(m). This means that Long-Term Incentive Plan awards (exclusive of TBRS) and MIP awards are generally considered to be performance-based and are therefore not subject to the deduction limitation contained in Section 162(m).

7.	Accounting and Other Tax Implications of Executive Compensation

The Company has considered the accounting and other tax implications of all aspects of the compensation program for its employees, including the NEOs and other officers. While accounting and other tax considerations do not dictate compensation decisions, the compensation program is designed to achieve the most favorable accounting and other tax treatment consistent with the intent and spirit of the compensation plan design.

8.	Long-term Incentive Fair Value Determinations

A challenging issue for publicly traded companies is how to value long-term incentive awards for grant purposes. Like many companies, we target and express such awards as a percent of salary. We also seek to balance the value of stock options with those of PBRS awarded to executive officers and to balance the value of stock options with those of TBRS awarded to other award recipients. Of particular concern to the Company is how to calculate the value of a stock option.

The predominate valuation model used to value stock options is the Black-Scholes-Merton valuation model. This model considers various assumptions for duration prior to exercise, risk-free interest rate, stock volatility and termination rates. We segregate groups of option holders within the model by exercise patterns to better estimate the value of an option. For example, NEOs and executive officers typically hold their options much longer before exercising them than do non-officer employees.

However, this value changes each year in direct relation to fluctuations in the current market value of the
Company’s common shares and changes in pricing assumptions. Therefore, when the share price goes up, so do option grants’ fair value and their strike price, and the number of awarded shares equal to a designated dollar value would decrease. Conversely, if the share price goes down, both the option’s fair value and its strike price go down, and the number of awarded shares would increase. This result seems counterintuitive from a pay-for-performance perspective in that a lower stock price would lead to more options being granted at a lower price and a higher stock price would lead to fewer options being granted at a higher price.

Our solution for grant purposes only is to stabilize the deemed present value of a stock option for a three-year period. We think the use of such a value is more in line with creating long-term shareholder value and pay-for-performance, and allows us to better manage our burn rate (number of shares granted each year divided by the number of common shares outstanding) and budget the number of awarded shares over the life of the share authorization approved by shareholders.

For grants made in years 2007 to 2009, our deemed fair value of a stock option was $13.91, for the three-year period of 2010 to 2012, that price has been revalued to $18.14, but its actual per share exercise price is the closing price of a common share on the day it is granted.

VIII. CEO Compensation

     The Committee is responsible for the review and determination of the CEO’s pay. The Committee has developed and long utilized a methodology for determining CEO compensation that is directly linked to the Company’s comparative performance results. To achieve this linkage, the Consultant annually calculates the Company’s percentile composite performance rank among the peer group of 15 major insurance companies previously identified in this CD&A. The CEO’s total direct compensation for the following calendar year is then determined in accordance with that percentile rank. As a result, the CEO’s compensation varies with the amount determined by reference to the Company’s performance rank among its peers. The following describes in greater detail the process for determining CEO pay:

1.	At its February meeting, the Committee grants the CEO stock options and PBRS with a total present value equal to 60% of his prior year’s long-term equity incentive award. The intent is to make a partial grant in February, and then a “true-up” grant in August once the Company’s percentile performance rank can be determined (as more fully described below).

2.	The Consultant gathers both compensation data for the NEO positions and company performance data from public records for the Company and the group of peer companies. Competitive pay data is gathered for salaries, annual non-equity incentive, cash compensation (salary plus annual non-equity incentive), annualized value of long-term equity incentives, and total direct compensation (cash compensation plus annualized value of long-term equity incentives).

3.	For performance measures, the Consultant collects specific results for the Company and the 15 peer companies on each of 10 performance measures for their most recently completed fiscal year, except for total shareholder return, which is computed using a three-year period ending with the last fiscal year. The performance measures used and their weightings ( ) are:

Revenue Growth (1) Net Income (2) Net Income Growth (1) Premium Income (1) Premium Income Growth (1)	Earnings Per Share Growth (1) Return on Revenues (2) Return on Average Equity (2) Return on Average Assets (2) Total Shareholder Return (4)

Results are sorted for each measure, and the best performer is assigned a ranking of “1” and the lowest performer is assigned a ranking of “16.” The weighted performance ranks for each measure for each company are then summed to determine each company’s overall composite performance score.

4.	The percentile rank that corresponds to each company’s composite performance score is then determined. The Company achieved an overall performance rank of 1st in 2010 for 2009 results, tied with only one insurer for the top position.

5.	Each company, including Aflac Incorporated, is then ranked on the basis of Total Direct Compensation. For this computation, the highest paid and lowest paid CEOs from the peer group are excluded, which reduces the total sample by two. A pay line is then plotted based on the remaining companies, and the exact pay amount (Total Direct Compensation) that corresponds to the Company’s percentile performance rank is determined.

6.	That amount is then aged to represent the expected value of the compensation at the end of the applicable fiscal year. The aging adjustment factor was 2% for 2010, which was the insurance industry’s surveyed projected increase for salaries.

7.	Once the Total Direct Compensation amount corresponding to the Company’s composite performance percentile is determined, a two-step calculation is performed. First, the CEO’s salary and non-equity incentive award (total cash compensation) for the previous year is deducted from the determined total direct compensation. This calculation results in the gap between market total direct compensation and the CEO’s total cash compensation. The second calculation, which is also used to determine his February stock grants, subtracts 60% of the present value of the annualized long-term equity incentive received in the prior year to determine the remaining gap (“Remaining Gap”). This Remaining Gap determines the equity value the CEO will receive in the August stock option grant.

8.	A second stock option grant is then made at the Committee’s August meeting, with a present value equal to the Remaining Gap and thereby truing up the CEO’s Total Direct Compensation to that which corresponds to the Company’s performance rank. These calculations for determining CEO compensation for 2010 are shown below.

2010 CEO Compensation Determination
$14,750,013	100th percentile Total Direct Compensation (TDC)
-5,513,600	CEO FY 2009 Total Cash Compensation (TCC)
9,236,413	Gap between Market TDC and CEO TCC
-2,655,443	Feb. 2010 grant of 72,634 PBRS with a value of $36.56 per share
-2,655,443	Feb. 2010 grant of 146,386 stock options with a value of $18.14 per option share
$3,925,527	Remaining Gap
Number of options with an option value of $18.14 per option share granted August 2010
216,402	(value equal to the Remaining Gap)

9.	At its February meeting, the Committee sets the CEO’s salary for the calendar year and approves the MIP-based non-equity incentive after reviewing the financial results, compared with the performance objectives, and (as noted above) awards the CEO PBRS and a partial grant of stock options.

Using this method, the Company is able to pay the CEO in direct alignment with the Company’s percentile performance results versus the peer group. It also means that the CEO’s pay will not exceed the Total Direct Compensation amount indicated by the Company’s performance success versus the peer group. Because of the higher Company performance rank for 2009, the CEO’s Total Direct Compensation in 2010 increased by 14% from its 2009 level.

The Company believes it is important for shareholders and other interested parties to note that 2010 was the 13th consecutive year in which this extensive analysis was used to determine the CEO’s total compensation. Reflecting the Company’s lengthy track record of strong financial performance and shareholder returns, the Company ranked either first or second among its peer group in seven of the 13 years. Furthermore, the Company’s average percentile performance rank over this 13-year period has been the highest among all peers currently in the analysis.

COMPENSATION COMMITTEE REPORT

     The Compensation Committee has reviewed and discussed the preceding CD&A with management and, based on that review and discussion, has recommended to the Board of Directors to include the CD&A in this Proxy Statement.

Compensation Committee

Robert B. Johnson, Chairman
David Gary Thompson
Robert L. Wright

The following table provides information concerning total compensation earned or paid to our CEO, CFO and the three other most highly compensated executive officers who were serving as executive officers at the end of 2010. These five officers are referred to as our NEOs in this Proxy Statement.

2010 SUMMARY COMPENSATION TABLE

						Change in
						Pension
						Value and
						Nonqualified
					Non-Equity	Deferred
			Stock	Option	Incentive Plan	Compensation	All Other
			Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	Salary($)(2)	($)(3)	($)(3)	($)(4)	($)(5)	($)(6)	($)(7)
Daniel P. Amos	2010	1,378,400	3,418,156	6,814,237	4,048,361	82,911	213,118	15,955,183
Chairman and CEO	2009	1,378,400	1,671,833	5,779,519	4,135,200	409,910	216,649	13,591,511
	2008	1,338,200	2,334,131	6,921,700	–	–	189,202	10,783,233

Kriss Cloninger III	2010	883,500	1,788,280	1,701,773	1,912,601	2,287,480	100,214	8,673,848
President, CFO, and Treasurer	2009	883,500	1,145,228	851,785	2,217,939	539,394	92,493	5,730,339
	2008	857,700	1,916,110	1,972,558	913,119	–	162,453	5,821,940

Tohru Tonoike (1)	2010	688,554	705,900	575,342	1,239,914	–	184,218	3,393,928
President and COO Aflac Japan	2009	597,925	497,925	376,380	1,165,236	–	172,941	2,810,407
	2008	518,316	618,100	758,676	547,023	–	159,621	2,601,736

Paul S. Amos II	2010	515,000	705,900	575,342	718,425	345,060	140,932	3,000,659
President, Aflac and COO Aflac U.S.	2009	515,000	486,860	346,270	660,745	398,251	132,499	2,539,625
	2008	466,667	679,910	720,742	426,534	436,702	115,189	2,845,744

Joey M. Loudermilk	2010	518,700	423,540	358,268	602,211	573,420	9,538	2,485,677
Executive Vice President,	2009	518,700	287,690	216,818	632,555	533,358	11,719	2,200,840
General Counsel, and	2008	503,500	494,480	493,667	637,944	112,353	17,294	2,259,238
Corporate Secretary

(1)	Includes payments made to Mr. Tonoike in yen for salary, non-equity incentive plan compensation and some perquisites and converted to dollars by dividing the actual yen denominated payments by the 2010 weighted average exchange rate of 87.69 yen to the dollar.

(2)	Includes $378,400 deferred for Mr. Daniel Amos. This amount has been included in the 2010 Nonqualified Deferred Compensation table below.

(3)	In accordance with the SEC's changed reporting requirements, we report all equity awards at their full grant date fair value in accordance with ASC 718. Previously we reported the amounts actually expensed for these awards over their vesting period in accordance with ASC 718. Prior year values have been recalculated to reflect this change in reporting requirements. The Company's valuation assumptions are described in Note 11 “Share-Based Transactions” in the Notes to the Consolidated Financial Statements in the Company’s Annual Form 10-K filed with the SEC for the year ended December 31, 2010. The grant date fair market value for the Company's stock included in the stock award column was $61.81, $55.72, $22.13, $40.23, $47.06 and $50.89 for the grant dates February 12, 2008, August 12, 2008, February 10, 2009, August 11, 2009, February 9, 2010 and August 10, 2010 respectively. Grant date fair market values represent the closing market price on the New York Stock Exchange on the date of grant. See page 22 of our CD&A for a more detailed discussion of our outstanding equity grants compared to current fair market value.

(4)	The amount reported in this column for Mr. Tonoike has two components. Mr. Tonoike’s earned bonus is paid one half in cash and the other half is increased by 10% and deferred until his retirement date. The total amount has been included in the Summary Compensation Table and the deferred amount including the 10% addition has been included in the 2010 Nonqualified Deferred Compensation table below.

(5)	No amount in this column is attributable to above market earnings on deferred compensation.

(6)	Additional information regarding all other compensation is provided in the “All Other Compensation” or “Perquisites” tables detailed below.

(7)	The NEOs did not receive any discretionary bonus awards for 2010. Base salary is typically the smallest component of total compensation for the NEOs as the majority of their total compensation is based on performance awards on a cash and equity basis. Base salaries (including deferrals) as a percent of total compensation for Messrs. Daniel Amos, Cloninger, Tonoike, Paul Amos and Loudermilk for 2010 were approximately 9%, 10%, 20%, 17% and 21%, respectively.

     The following table identifies the amount of each item included for 2010 in the All Other Compensation column in the Summary Compensation Table above.

2010 ALL OTHER COMPENSATION

			Company	Renewal
	Perquisites and		Contribution	Commissions
	Other Personal	Insurance	to 401(k)	from Previous
Name	Benefits ($)(1)	Premiums ($)	Plan ($)	Job ($)(2)	Total ($)
Daniel P. Amos	203,446	2,322	7,350	–	213,118
Kriss Cloninger III	89,300	3,564	7,350	–	100,214
Tohru Tonoike	182,969	1,249	–	–	184,218
Paul S. Amos II	101,041	599	7,350	31,942	140,932
Joey M. Loudermilk	–	2,730	6,808	–	9,538

(1)	Perquisites are more fully described in the Perquisites table below.

(2)	Amounts are for earned renewal sales commissions before expenses on Aflac U.S. products sold before the NEO became an Aflac employee.

     The following table identifies the incremental cost to the Company of each perquisite included for 2010 in the All Other Compensation table above.

2010 PERQUISITES

				Total
	Personal Use	Security		Perquisites and
	of Company	Services	Other	Other Personal
Name	Aircraft ($)(1)	($)(2)	($)(3)	Benefits ($)(4)
Daniel P. Amos	8,505	194,941	–	203,446
Kriss Cloninger III	82,831	5,746	723	89,300
Tohru Tonoike(5)	–	1,678	181,291	182,969
Paul S. Amos II	95,474	3,654	1,913	101,041
Joey M. Loudermilk	–	–	–	–

(1)	Incremental cost for the personal use of corporate aircraft includes the following: direct fuel costs and an allocation for maintenance charges, landing fees, handling and catering, and when necessary, any additional crew expenses such as transportation, lodging and meals. The personal use of corporate aircraft has been authorized by the Company’s Board of Directors for security reasons and to maximize the effectiveness of the executives’ time. Included in the amount reported for Mr. Cloninger is $12,202 for attending outside Board of Directors meetings for a Board on which he serves.

(2)	Incremental costs for security services include the salaries and benefits of security officers and the actual costs of any security equipment, monitoring and maintenance fees.

(3)	Amounts included in the Other column for Messrs. Cloninger, Paul Amos and Loudermilk are charges for the use of Company automobile transportation. The amount included in the other column for Mr. Tonoike includes the cash cost to the Company for the cost of a leased car, driver compensation and related expenses.

(4)	The Company did not gross up for tax purposes any of the perquisites described in this table.

(5)	The amounts reported for Mr. Tonoike for Security Services and Other were paid in yen and converted to dollars by dividing the yen payment by the average 2010 exchange rate of 87.69 yen to the dollar.

     The following table provides information with respect to the 2010 grants of plan-based awards for the NEOs.

2010 GRANTS OF PLAN-BASED AWARDS

								All Other
								Option
								Awards:	Exercise	Grant Date
		Estimated Possible Payouts Under			Estimated Future Payouts Under			Number of	or	Fair Value
		Non-Equity Incentive Plan Awards (1)			Equity Incentive Plan Awards (2)			Securities	Base Price	of Stock
								Underlying	of Option	and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	($/Sh)	($)
Daniel P. Amos	2/9/2010							146,386	47.06	2,622,271
	2/9/2010				36,317	72,634	72,634			3,418,156
	8/10/2010							216,402	50.89	4,191,966
	N/A	1,378,400	2,756,800	5,513,600

Kriss Cloninger III	2/9/2010							95,000	47.06	1,701,773
	2/9/2010				19,000	38,000	38,000			1,788,280
	N/A	662,625	1,325,250	2,650,500

Tohru Tonoike	2/9/2010							33,000	47.06	575,342
	2/9/2010				7,500	15,000	15,000			705,900
	N/A	344,277	688,554	1,377,108

Paul S. Amos II	2/9/2010							33,000	47.06	575,342
	2/9/2010				7,500	15,000	15,000			705,900
	N/A	309,000	618,000	1,236,000

Joey M. Loudermilk	2/9/2010							20,000	47.06	358,268
	2/9/2010				4,500	9,000	9,000			423,540
	N/A	207,480	414,960	829,920

(1)	The amounts shown in Estimated Possible Payouts Under Non-Equity Incentive Plan Awards reflect the payout levels for the NEOs under the Company’s MIP, based on the achievement of certain performance goals approved by the Compensation Committee. With respect to each Company performance goal, a minimum, target and maximum performance level is specified, the attainment of which determines the amount paid for each performance goal (generally 50%, 100%, and 200% of base salary, respectively). Base salary is typically the smallest component of total compensation for the NEOs, as the majority of their total compensation is based on performance awards on a cash and equity basis.

(2)	The amounts shown under Estimated Future Payouts Under Equity Incentive Plan Awards reflect the number of PBRS, with restrictions that will lapse upon the attainment of performance goals in each award agreement as set by the Compensation Committee. Awards vest on the third anniversary of the award based on the attainment of the three-year cumulative target performance goal for risk-based capital ratios of Aflac. Each year a credit will be earned with a minimum of 50% and maximum of 150% as measured at each year-end. The final award will be the arithmetic average of the credit earned each year with a maximum payout not to exceed 100%. All NEOs possess the same rights as all other employees receiving PBRS, such as all incidents of ownership with respect to the shares, including the right to vote such shares. The dividends accrued on the award shares will be reinvested in the Company’s Common Stock at the same dividend rate as other holders of Company Common Stock and held as additional restricted shares in the book entry account subject to the same terms and conditions attributable to the original grant, until such time as all restrictions have lapsed on the shares of Company Common Stock with respect to which the original dividend was accrued.

     The following table provides information with respect to the equity awards outstanding at the 2010 fiscal year-end for the NEOs.

2010 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
							Equity
							Incentive	Equity
		Number of	Number of				Plan	Incentive
		Securities	Securities				Awards:	Plan Awards:
		Underlying	Underlying				Number of	Market or
		Unexercised	Unexercised				Unearned	Payout Value
		Options	Options				Shares,	of Unearned
		(#)	(#)				Units	Shares, Units
							or Other	or Other
				Option		Stock	Rights That	Rights That
	Option			Exercise	Option	Award	Have Not	Have Not
	Grant			Price	Expiration	Grant	Vested	Vested
Name	Date	Exercisable	Unexercisable	($)	Date	Date	(#)(1)	($)(2)
Daniel P. Amos	02/12/02	212,777		25.1250	02/12/12
	08/13/02	143,585		30.5750	08/13/12
	02/11/03	663,692		31.4650	02/11/13
	08/12/03	325,000		31.7050	08/12/13
	02/10/04	221,349		40.4250	02/10/14
	08/10/04	255,882		38.3200	08/10/14
	02/08/05	143,169		38.7500	02/08/15
	08/09/05	289,405		43.6650	08/09/15
	02/14/06	172,723		47.2500	02/14/16
	08/08/06	209,527		43.0700	08/08/16
	02/13/07	160,387		47.8400	02/13/17
	08/14/07	107,707		52.5900	08/14/17
	02/12/08	128,541		61.8100	02/12/18
						02/12/08	40,837	2,304,432
	08/12/08	261,952		55.7200	08/12/18
	02/10/09	155,712		22.1300	02/10/19
						02/10/09	80,300	4,531,329
	08/11/09	324,915		40.2300	08/11/19
	02/09/10		146,386	47.0600	02/09/20
						02/09/10	74,347	4,195,401
	08/10/10		216,402	50.8900	08/10/20

Kriss Cloninger III	02/11/03	100,000		31.4650	02/11/13
	08/10/04	100,000		38.3200	08/10/14
	02/08/05	80,000		38.7500	02/08/15
	08/09/05	60,000		43.6650	08/09/15
	02/14/06	80,000		47.2500	02/14/16
	08/08/06	50,000		43.0700	08/08/16
	02/13/07	95,000		47.8400	02/13/17
	02/12/08	104,000		61.8100	02/12/18
						02/12/08	33,523	1,891,703
	02/10/09	110,000		22.1300	02/10/19
						02/10/09	55,006	3,103,989
	02/09/10		95,000	47.0600	02/09/20
						02/09/10	38,896	2,194,904

2010 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
							Equity
							Incentive	Equity
		Number of	Number of				Plan	Incentive
		Securities	Securities				Awards:	Plan Awards:
		Underlying	Underlying				Number of	Market or
		Unexercised	Unexercised				Unearned	Payout Value
		Options	Options				Shares,	of Unearned
		(#)	(#)				Units	Shares, Units
							or Other	or Other
				Option		Stock	Rights That	Rights That
	Option			Exercise	Option	Award	Have Not	Have Not
	Grant			Price	Expiration	Grant	Vested	Vested
Name	Date	Exercisable	Unexercisable	($)	Date	Date	(#)(1)	($)(2)
Tohru Tonoike	02/13/07	25,000		47.8400	02/13/17
	02/12/08		40,000	61.8100	02/12/18
						02/12/08	10,814	610,234
	02/10/09		50,000	22.1300	02/10/19
						02/10/09	23,916	1,349,580
	02/09/10		33,000	47.0600	02/09/20
						02/09/10	15,354	876,584

Paul S. Amos II	02/08/05	40,000		38.7500	02/08/15
	02/14/06	25,000		47.2500	02/14/16
	02/13/07	25,000		47.8400	02/13/17
	02/12/08		38,000	61.8100	02/12/18
						02/12/08	11,895	671,235
	02/10/09		46,000	22.1300	02/10/19
						02/10/09	23,384	1,319,559
	02/09/10		33,000	47.0600	02/09/20
						02/09/10	15,354	876,584

Joey M. Loudermilk	08/13/02	46,730		30.5750	08/13/12
	02/11/03	36,822		31.4650	02/11/13
	08/10/04	40,000		38.3200	08/10/14
	02/08/05	25,000		38.7500	02/08/15
	02/14/06	25,000		47.2500	02/14/16
	02/13/07	25,000		47.8400	02/13/17
	02/12/08	26,000		61.8100	02/12/18
						02/12/08	8,651	488,176
	02/10/09	28,000		22.1300	02/10/19
						02/10/09	13,818	779,750
	02/09/10		20,000	47.0600	02/09/20
						02/09/10	9,212	519,833

(1)	Includes dividend shares accumulated as of December 31, 2010 for PBRS awards granted on February 12, 2008, February 10, 2009 and February 9, 2010, respectively of 3,074, 4,754 and 1,713 for Mr. Daniel Amos; 2,523, 3,256 and 896 for Mr. Cloninger; 814, 1,416 and 354 for Mr. Tonoike; 895, 1,384 and 354 for Mr. Paul Amos; 651, 818 and 212 for Mr. Loudermilk.

(2)	Based on the closing price of $56.43 as of December 31, 2010.

Grant Date	Options Vesting Schedule
02/12/08	100% vesting on the third anniversary of the option for Messrs. Tonoike and Paul Amos
02/10/09	100% vesting on the first anniversary of the option for Messrs. Daniel Amos, Cloninger, and Loudermilk
100% vesting on the third anniversary of the option for Messrs. Tonoike and Paul Amos
08/11/09	100% vesting on the first anniversary of the option for Mr. Daniel Amos
02/09/10	100% vesting on the first anniversary of the option for Messrs. Daniel Amos, Cloninger, and Loudermilk
100% vesting on the third anniversary of the option for Messrs. Tonoike and Paul Amos
08/10/10	100% vesting on the first anniversary of the option for Mr. Daniel Amos

Stock Award
Grant Date	Stock Award Vesting Schedule
02/12/08	Graded vesting on the third anniversary of the award equal to one-half of the PBRS shares vesting on the attainment of 90% of the three-year cumulative target performance goal, with an additional vesting of 5% of the remaining PBRS shares for each additional 1% of the target goal attained.

02/10/09 & 02/09/10	Graded vesting on the third anniversary of the award based on the attainment of the three-year cumulative target performance goal for risk-based capital ratios of Aflac. Each year a credit will be earned with a minimum of 50% and maximum of 150% as measured at each year-end. The final award will be the arithmetic average of the credit earned each year with a maximum payout not to exceed 100%.

     The following table provides information with respect to options exercised and stock awards vested during 2010 for each of the NEOs.

2010 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)	($)
Daniel P. Amos	352,383	10,234,716	68,347	3,297,743
Kriss Cloninger III	–	–	40,748	1,966,091
Tohru Tonoike	–	–	21,446	1,034,770
Paul S. Amos II	–	–	8,042	388,027
Joey M. Loudermilk	91,594	2,113,647	8,042	388,027

PENSION BENEFITS

     The Company maintains tax-qualified, noncontributory defined benefit pension plans that cover the NEOs other than Mr. Tonoike, and it also maintains nonqualified supplemental retirement plans covering the NEOs other than Mr. Tonoike, as described below. Mr. Tonoike participates in a defined benefit plan maintained in Japan specific to the terms of his employment agreement. The Company does not credit extra years of service under any of its retirement plans, unless required by employment agreements under certain termination events such as termination following a change-in-control or termination without cause. Messrs. Daniel Amos, Cloninger, and Loudermilk are eligible to receive immediate retirement benefits. For Mr. Daniel Amos, retirement benefits fall under the provisions of the U.S. tax qualified plan and the Retirement Plan for Senior Officers, and for Messrs. Cloninger and Loudermilk, retirement benefits fall under the U.S. tax qualified plan and the Supplemental Executive Retirement Plan.

Qualified Defined Benefit Pension Plan

     The Aflac Incorporated Defined Benefit Pension Plan (“Plan”) is a funded tax-qualified retirement program that covers all eligible U. S.-based employees. Benefits under the Plan are calculated in accordance with the following formula: 1% of average final monthly compensation multiplied by years of credited service (not in excess of 25 years), plus .5% of average final monthly compensation multiplied by the number of years of credited service in excess of 25 years. For purposes of the Plan, final average monthly compensation is deemed to be the participant’s highest average compensation during any five consecutive years of service within the 10 consecutive plan years of service immediately preceding retirement. Compensation means salary and non-equity incentive plan compensation. Participants are eligible to receive full retirement benefits upon attaining a retirement age of 65. Participants with at least 15 years of credited service are eligible to receive reduced retirement benefits upon reaching an early retirement age of 55. A participant may be eligible for full retirement benefits when the participant’s years of credited service plus attained age equals or exceeds 80.

     The benefits payable under the Plan are not subject to adjustment for Social Security benefits or other offsets. The benefits may be paid monthly over the life of the participant (with joint and survivor options available at actuarially reduced rates). The maximum annual retirement benefit was limited, in accordance with IRC Section 415, to $195,000 for 2010. The maximum annual compensation that may be taken into account in the calculation of retirement benefits was limited, in accordance with IRC Section 401(a)(17), to $245,000 for 2010. These limitation amounts for future years will be indexed for cost-of-living adjustments.

     Benefits under the Japanese retirement plan are based on a point system. Eligible employees accumulate points over their respective service periods based on job grades. At retirement, the total points accumulated are multiplied by a unit price per point of 8,500 yen and then adjusted for years of service with the Company.

Supplemental Executive Retirement Plan

     The Company’s Supplemental Executive Retirement Plan (“SERP”) is an unfunded and unsecured obligation of the Company and is not a tax-qualified plan. The SERP provides retirement benefits to certain officers of the Company in addition to those provided by the qualified Plan. Mr. Cloninger, Mr. Paul Amos, and Mr. Loudermilk participate in the Company’s SERP. Participation in the SERP is limited to certain key employees of the Company as periodically designated by the Board of Directors. To be eligible for benefits under the SERP, participants generally must be employed with the Company or a subsidiary at age 55. To be eligible to receive benefits under the SERP, participants who began participating in the SERP after August 11, 1992, also must complete at least 15 years of employment with the Company or a subsidiary and participate in the SERP for at least five years.

     The SERP includes a four-tiered benefit formula that provides for a benefit based on average final compensation. The benefit is 40% upon retirement between the ages of 55 and 59, a 50% benefit upon retirement between the ages of 60 and 64, and a 60% benefit upon retirement for ages 65 and over. A reduced 30% benefit is available to participants with at least 15 years of service who terminate employment prior to age 55.

     Benefits are generally payable in the form of an annuity for the life of the participant. The participant may elect to receive reduced benefits during his or her lifetime. After his or her death, the surviving spouse will receive a benefit equal to 50% of the amount paid to the participant. The benefit formula computes benefits using the average annual compensation for the three consecutive calendar years out of the final 10 consecutive calendar years of employment that yield the highest average. Average final compensation is calculated using “Annual Compensation,” which is defined to include both base salary and non-equity incentive plan compensation for a calendar year. Benefits under the SERP are subject to offset for amounts paid under the qualified Plan.

Retirement Plan for Senior Officers

     The CEO participates in the Retirement Plan for Senior Officers (“RPSO”). Participants in the RPSO receive full compensation for the first 12 months after retirement. Thereafter, a participant may elect to receive annual lifetime retirement benefits equal to 60% of final compensation, or 54% of such compensation with 50% of such amount to be paid to a surviving spouse for a specified period after death of the participant. Final compensation is deemed to be the higher of either the compensation paid during the last 12 months of active employment with the Company or the highest compensation received in any calendar year of the last three years preceding the date of retirement. Compensation under this plan is defined to be base salary plus non-equity incentive award.

     Generally, no benefits are payable until the participant accumulates 10 years of credited service at age 60, or 20 years of credited service. Reduced benefits may be paid to a participant who retires (other than for disability) before age 65 with less than 20 years credited service. The CEO is currently the only active employee participating in the RPSO, and he has 37 years of credited service, meaning he is fully vested for retirement benefits.

     All benefits under the RPSO are subject to annual cost-of-living increases as approved by the Compensation Committee. Retired participants and their spouses are also entitled to receive full medical expense benefits for their lifetimes. The benefits payable under the RPSO are not subject to Social Security or qualified Plan offsets.

The following table relates to the forgoing plans and presents information determined as of December 31, 2010.

PENSION BENEFITS

		Number of	Present Value	Change	Payments
		Years Credited	of Accumulated	from Prior	During Last
		Service	Benefit	Year	Fiscal Year
Name	Plan Name	(#)	($)(1)	($)	($)
Daniel P. Amos	Retirement Plan for Senior Officers	37	50,149,713	7,940	–
	Aflac Incorporated Defined Benefit Pension Plan	37	937,598	74,971	–

Kriss Cloninger III	Supplemental Executive Retirement Plan	19	13,674,660	2,226,290	–
	Aflac Incorporated Defined Benefit Pension Plan	19	517,721	61,190	–

Tohru Tonoike	Aflac Japan Defined Benefit Pension Plan	4	–	–	–

Paul S. Amos II	Supplemental Executive Retirement Plan	6	1,201,826	324,853	–
	Aflac Incorporated Defined Benefit Pension Plan	6	66,000	20,207	–

Joey M. Loudermilk	Supplemental Executive Retirement Plan	27	4,751,304	507,983	–
	Aflac Incorporated Defined Benefit Pension Plan	27	797,700	65,437	–

(1)	Assumed retirement age for all calculations was the earliest retirement age for unreduced benefits. Assumptions used to calculate pension benefits are more fully described in Note 13, “Benefit Plans,” in the Notes to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2010.

NONQUALIFIED DEFERRED COMPENSATION

     The following 2010 Nonqualified Deferred Compensation table shows, for Mr. Daniel Amos, Company contributions to and earnings and account balances under the Aflac Incorporated Executive Deferred Compensation Plan, an unfunded, unsecured deferred compensation plan. The table also includes the amount contributed and the year end accrued balance in dollars for a deferred retirement obligation for Mr. Tonoike. Mr. Tonoike does not participate in the EDCP but the Company is obligated to accrue a deferred retirement benefit under the terms of his employment agreement.

2010 NONQUALIFIED DEFERRED COMPENSATION

			Aggregate		Aggregate
	Executive	Registrant	Earnings in	Aggregate	Balance at Last
	Contributions in	Contributions in	Last Fiscal	Withdrawals/	Fiscal Year-
	Last Fiscal Year	Last Fiscal Year	Year	Distributions	End
Name	($)	($)(1)	($)(2)	($)	($)
Daniel P. Amos	–	378,400	166,720	–	2,073,408
Kriss Cloninger III	–	–	–	–	–
Tohru Tonoike	–	648,591	–	–	1,760,973
Paul S. Amos II	–	–	–	–	–
Joey M. Loudermilk	–	–	–	–	–

(1)	The $378,400 deferred for Mr. Amos has been included in the Summary Compensation Table for the current year. Additionally, previous years deferrals included in the Aggregate Balance column were reported as compensation in prior periods. The amount reported for Mr. Tonoike has been included in the non-equity incentive plan column in the Summary Compensation Table; this amount is based on 110% of the amount earned under the Company’s MIP each year and is payable as a lump sum upon retirement.

(2)	The Company does not pay or credit above market earnings on amounts deferred by executives.

     The EDCP allows certain U.S.-based officers, including the NEOs other than Mr. Tonoike (the “Participants”), to defer up to 100% of their base salaries and up to 100% of their annual non-equity incentive awards. The Company may make discretionary matching or other discretionary contributions in such amounts, if any, that the Compensation Committee may determine from year to year.

     The EDCP is subject to the requirements of Section 409A of the IRC. The Company amended the EDCP document to conform to Section 409A’s requirements in December 2009. Deferred amounts earned and vested prior to 2005 (“grandfathered” amounts) under the EDCP are not subject to Section 409A’s requirements and continue to be governed generally under the terms of the EDCP and the tax laws in effect before January 1, 2005, as applicable.

     In addition to amounts that Mr. Daniel Amos elected to defer and amounts of discretionary contributions the Company credited to his account, the amounts in the Aggregate Balance column include investment earnings (and losses) determined under the phantom investments described below. Account balances may be invested in phantom investments selected by Participants from an array of investment options that substantially mirror the funds available under the Company’s 401(k) Plan except for Company stock. The array of available investment options changes from time to time. As of December 31, 2010, Participants could choose from among several different investment options, including domestic and international equity, income, short-term investment and blended funds. Participants can change their investment selections daily (unless prohibited by the fund or trading restrictions on Company Common Stock) by contacting the EDCP’s third-party recordkeeper in the same manner that applies to participants in the 401(k) Plan.

     Each fiscal year, when Participants elect to defer compensation under the EDCP, they also may elect the timing and form of their future distributions attributable to those deferrals, with a separate election permitted for each type deferral (i.e., salary, non-equity incentive award, stock option, or restricted stock award deferral). Under this process, each Participant may elect for distributions attributable to deferrals either to be made or begin in a specific year (whether or not employment has then ended) or at a time that begins six months after the Participant’s termination of employment. Each Participant may elect for any distribution to be made in a lump sum or in up to 10 annual installments. Distributions attributable to discretionary contributions are made in the form and at the time specified by the Company.

     A Participant may delay the timing and form of his or her distributions attributable to his or her deferrals as long as the change is made at least 12 months before the initial distribution date. With respect to non-grandfathered amounts, new elections must satisfy the requirements of Section 409A. In general, Section 409A requires that distributions may not be accelerated (other than for hardships) and any delayed distribution may not begin earlier than five years after the original distribution date.

     Deferral amounts for which no distribution elections have been made are distributed in a lump sum six months after a Participant separates from service.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

     The Company has employment agreements with each of the NEOs. The agreements are substantially similar in nature and contain provisions relating to termination, disability, death and changes in control of the Company. As previously mentioned in our CD&A, Mr. Daniel Amos, in the fourth quarter of 2008, decided to voluntarily forgo certain “golden parachute” and other severance components in his employment agreement (the provisions providing for special payments in connection with a change in control of the Company or other termination of employment). The elimination of these potential payments to Mr. Daniel Amos has been reflected in the following 2010 Potential Payments Upon Termination or Change in Control table. For the remaining NEOs, the Company remains obligated to continue compensation and benefits to the NEO for the scheduled term of the agreement if the employment of the NEO is terminated by the Company without “good cause.” If the NEO’s employment is terminated by the Company for “good cause,” or by the NEO without “good reason,” the Company is generally obligated to pay compensation and benefits only to the date of termination (except that the NEO is entitled to benefits under the RPSO or SERP if the termination is not for “good cause”). “Good cause” generally means (i) the willful failure by the NEO to substantially perform his management duties for more than 60 days, (ii) intentional conduct by the NEO causing substantial injury to the Company, or (iii) the conviction or plea of guilty by the NEO of a felony crime involving moral turpitude. “Good reason” is defined to include a breach of the agreement, a diminution or change in the NEO’s title, duties, or authority, or a relocation of the Company’s principal offices. Upon voluntary termination without “good reason” or termination by the Company for “good cause,” the NEO is prohibited for a two-year period from directly or indirectly competing with the Company.

     The agreements provide that compensation and benefits continue for certain specified periods in the event that the NEO becomes totally disabled. Upon the death of the NEO, his estate is to be paid an amount, payable over a three-year period, equal to the NEO’s base salary and any non-equity incentive award actually paid during the last three years of his life.

     Upon a “change in control” of the Company, the employment agreements are extended for an additional three-year period. If, following a change in control, the NEO’s (with the exception of Mr. Daniel Amos) employment with the Company is terminated by the Company without “good cause,” or by the NEO for “good reason,” the Company must pay to the NEO, among other payments but in lieu of any further salary payments subsequent to the date of termination, a lump-sum severance payment equal to three times the sum of the NEO’s base salary and non-equity incentive award under the MIP (as paid during periods specified in the agreement).

     A “change in control” is generally deemed to occur when (i) a person or group acquires beneficial ownership of 30% or more of the Company’s Common Stock; (ii) during any period of two consecutive years, individuals who constitute the Board at the beginning of such period cease for any reason to constitute a majority of the Board; or (iii) the shareholders approve a liquidation or sale of substantially all of the assets of the Company, or certain merger and consolidation transactions.

     Under the employment agreements of Messrs. Cloninger, Paul Amos, and Loudermilk, each is a participant in the SERP but not the RPSO. Under the SERP, in the event that a participant’s employment with the Company is terminated within two years after a “change in control” of the Company other than for death, disability or cause, or a participant terminates his employment during such period for “good reason,” the participant becomes 100% vested in his retirement benefits and is entitled to receive a lump-sum amount equal to the actuarial equivalent of the annual retirement benefit to which he would have been entitled had he remained in the employ of the Company until (i) age 55 (in the case of a participant who is not yet 55); (ii) age 60 (in the case of a participant who is at least 55, but not yet 60); or (iii) age 65 (in the case of a participant who is at least 60, but not yet 65), as the case may be. A “change in control” shall generally occur under the same circumstances described in the paragraph above. “Cause” for this purpose generally means (i) the participant’s willful failure to substantially perform his duties with the Company (other than that resulting from illness or after a participant gives notice of termination of employment for “good reason”) after a written demand for substantial performance is delivered to the participant by the Board or (ii) the willful engaging by the participant in conduct materially injurious to the Company. “Good reason” is defined for this purpose to include various adverse changes in employment status, duties, and/or compensation and benefits following a “change in control.” Benefits may be reduced to the extent that they are not deductible by the Company for income tax purposes.

     The following table reflects the amount of compensation payable to each of the NEOs in the event of termination of such executive’s employment. The amounts shown assume in all cases that the termination was effective on December 31, 2010, and therefore include amounts earned through such time and estimates of the amounts which would be paid to the NEOs upon their termination. Due to the number of factors that affect the nature and amount of any benefits under the various termination scenarios, actual amounts paid or distributed may be different. Messrs. Daniel Amos, Cloninger, and Loudermilk are the only NEOs who are eligible to receive immediate retirement benefits. See “Pension Benefits” and “Nonqualified Deferred Compensation” above for more information about these benefits.

     The provision for potential payments upon termination, retirement, death, disability, and change in control in the NEOs’ employment agreements are generally similar in nature, with the exception of Mr. Daniel Amos, who has amended his employment agreement to remove provisions that entitle him to termination payments of salary and non-equity incentives in connection with a change in control of the Company or his termination by the Company. The agreements impose various non-competition and other requirements upon termination of employment. As noted in the table that follows, the benefits provided and requirements imposed vary with the circumstances under which the termination occurs.

2010 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

		Before Change in Control
		Company						Change in
		Termination		Voluntary				Control
		without “Good	Company	Termination	Voluntary			Termination
		Cause” or by	Termination	without “Good	Termination			without “Good
		employee for	for “Good	Reason” and	with			Cause” or for
		“Good Reason”	Cause”	no competition	competition	Death	Disability	“Good Reason”
Name	Benefit	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)(7)
Daniel P. Amos	Salary	–	–	–	–	4,095,000	2,067,600	–
	Non-equity
	Incentive Award (8)	–	–	–	–	8,183,561	10,120,903	–
	Severance	–	–	–	–	–	–	–
	Retirement (9)	(12)	937,598	(12)	(12)	30,277,309	(12)	(12)
	EDCP	(13)	(13)	(13)	(13)	(13)	(13)	(13)
	Health & Welfare
	Benefits (10)	354,000	–	356,000	356,000	275,000	359,000	359,000
	Stock Options &
	Awards (11)	13,601,666	–	13,601,666	–	13,601,666	13,601,666	13,601,666
	Life Insurance	–	–	–	–	500,000	–	–
	Totals (14)	67,116,385	3,011,006	67,118,385	53,516,719	59,005,944	79,309,888	67,121,385

Kriss Cloninger III	Salary	1,951,063	–	–	–	2,624,700	1,325,250	–
	Non-equity
	Incentive Award (8)	6,136,262	1,912,601	1,912,601	–	5,043,659	4,781,503	1,912,601
	Severance	–	–	–	–	–	–	8,388,303
	Retirement (9)	(12)	(12)	(12)	517,721	7,875,451	(12)	(12)
	Health & Welfare
	Benefits (10)	60,000	–	56,000	–	–	58,000	58,000
	Stock Options &
	Awards (11)	8,080,743	–	–	–	8,080,743	8,080,743	8,080,743
	Life Insurance	–	–	–	–	500,000	–	–
	Totals (14)	30,420,448	1,912,601	16,160,982	517,721	24,124,553	28,437,876	32,632,028

		Before Change in Control
		Company						Change in
		Termination		Voluntary				Control
		without “Good	Company	Termination	Voluntary			Termination
		Cause” or by	Termination	without “Good	Termination			without “Good
		employee for	for “Good	Reason” and	with			Cause” or for
		“Good Reason”	Cause”	no competition	competition	Death	Disability	“Good Reason”
Name	Benefit	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)(7)
Tohru Tonoike	Salary	1,377,108	–	–	–	1,804,795	1,032,831	–
	Non-equity
	Incentive Award (8)	3,719,742	1,239,914	1,239,914	–	2,952,173	3,099,785	1,239,914
	Severance	–	–	–	–	–	–	5,785,404
	Retirement (9)	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	EDCP	(13)	(13)	(13)	(13)	(13)	(13)	(13)
	Health & Welfare
	Benefits (10)	–	–	–	–	–	–	–
	Stock Options &
	Awards (11)	4,850,450	–	–	–	4,850,450	4,850,450	4,850,450
	Life Insurance	–	–	–	–	674,929	–	–
	Totals (14)	11,709,161	3,001,775	3,001,775	1,761,861	12,044,209	10,744,927	13,637,629

Paul S. Amos II	Salary	1,030,000	–	–	–	1,496,667	772,500	–
	Non-equity
	Incentive Award (8)	2,155,275	718,425	718,425	–	1,805,704	1,796,063	718,425
	Severance	–	–	–	–	–	–	3,700,275
	Retirement (9)	–	–	–	–	31,693	–	–
	Health & Welfare
	Benefits (10)	23,000	–	–	–	–	18,000	35,000
	Stock Options &
	Awards (11)	4,744,230	–	–	–	4,744,230	4,744,230	4,744,230
	Life Insurance	–	–	–	–	500,000	–	–
	Totals (14)	7,952,505	718,425	718,425	–	8,578,294	8,598,619	10,465,756

Joey M. Loudermilk	Salary	1,383,200	–	–	–	1,540,900	778,050	–
	Non-equity
	Incentive Award (8)	2,208,107	602,211	602,211	–	1,872,710	1,505,528	602,211
	Severance	–	–	–	–	–	–	3,362,733
	Retirement (9)	(12)	797,700	(12)	797,700	2,682,763	(12)	(12)
	Health & Welfare
	Benefits (10)	123,000	–	126,000	–	–	127,000	127,000
	Stock Options &
	Awards (11)	1,975,159	–	1,975,159	–	1,975,159	1,975,159	1,975,159
	Life Insurance	–	–	–	–	500,000	–	–
	Totals (14)	11,238,470	1,399,911	8,252,374	797,700	8,571,532	9,934,740	11,616,107

(1)	Salary and non-equity incentive award would be paid semi-monthly for the contract term, with the exception of Mr. Daniel Amos, who voluntarily gave up his right to such salary and non-equity incentive payments. All health and welfare benefits would continue for the remainder of the contract term.

(2)	Termination for good cause eliminates the salary and non-equity incentive award obligation for the remainder of the contract period and the executive forfeits his participation in any supplemental retirement plan.

(3)	Voluntary termination by the executive without good reason eliminates the salary and non-equity incentive award obligations for the remainder of the contract term.

(4)	If the executive leaves the Company to go into direct competition, he will forfeit the right to any further salary and non-equity incentive award obligations from the Company.

(5)	Upon death, the executive’s estate is entitled to receive terminal pay (paid in equal installments over 36 months) equal to the amount of the executive’s base pay and non-equity incentive award for the previous 36 months of his life. Additionally, retirement benefits in this column reflect the present value of the accumulated benefit obligation for a surviving spouse annuity.

(6)	Any actual Company paid disability benefits would be offset by the maximum annual amount allowed ($96,000) under the Company sponsored disability income plan for all executives except for Mr. Tonoike.

(7)	Termination after a change in control entitles the executive to a lump-sum severance payment of three times the sum of: (i) the executive’s annual base salary in effect immediately prior to the change in control, and (ii) the higher of the non-equity incentive award paid in the year preceding the termination date or the year preceding the change in control. As previously mentioned, Mr. Daniel Amos voluntarily gave up his right to these payments by amending his employment agreement in the fourth quarter of 2008.

(8)	The non-equity incentive award amounts on this line include in all instances, except for termination with competition, the 2010 non-equity incentive award that was paid to the NEOs in February 2011.

(9)	Retirement benefits expressed in dollars and disclosed in certain columns of this table relate to termination events where the executive would receive a benefit different from that disclosed in the Pension Benefits table. Generally, the termination events resulting in a payment in lieu of the amount disclosed in the Pension Benefits table are termination for “good cause” and death, except for Mr. Paul Amos who has less than the required years of credited service to qualify for certain pension benefits.

(10)	Represents the estimated lump sum present value of all premiums that would be paid for applicable health and welfare plan benefits.

(11)	Represents the estimated value of accelerated vesting of stock options and awards. The value for stock options and awards was determined as follows: for stock options, the excess of the closing price on the NYSE on the last business day of the year over the option exercise price multiplied by the number of unvested option shares; for stock awards, the number of unvested stock awards multiplied by the same closing price used for options.

(12)	See the Pension Benefits section in this Proxy Statement including the table that details the accumulated benefit obligation for the executives.

(13)	See the Nonqualified Deferred Compensation section in this Proxy Statement, including the table that details deferred compensation balances for the executives.

(14)	Totals were calculated to present a full walk-away value and include salary, non-equity incentive award, severance where applicable, the present value of the NEO’s accumulated benefit under all retirement plans as presented above in the Pension Benefits table or as a surviving spouse benefit in the death column, the value of nonqualified deferred compensation as presented in the 2010 Nonqualified Deferred Compensation table, the present value of any health and welfare benefits, the value of long-term equity incentives that would accelerate vesting, and life insurance proceeds payable upon death.

DIRECTOR COMPENSATION

     Directors who also serve as officers of the Company or its subsidiaries are not entitled to compensation as Board members. The Non-employee Directors receive $100,000 annually for service as such. Each Non-employee Director also receives $3,000 for attendance at each meeting of the Board of Directors. A Non-employee Director serving on the Audit Committee receives an additional $10,000 annually for that service. In addition, the chairmen of the Compensation Committee, Audit Committee, and Corporate Governance Committee receive additional annual fees of $10,000, $15,000, and $10,000, respectively. From time to time the Board may create a Special Purpose Committee made up of Non-employee Directors; remuneration for service on these committees is determined by the Compensation Committee.

     In July 2010, the Compensation Committee with the assistance of its Consultant conducted a review of the cash, equity and retirement components of the Board of Directors’ compensation. As a result of this review, the Compensation Committee at its August meeting recommended to the Board and the Board approved the following changes to the Directors’ compensation structure:

1.	The Directors’ retirement plan that was frozen to new Directors elected to the Board on or after 2002 was additionally frozen as to the accrual of additional years of service credit after 2010. The Non-employee Directors who had received credit for service on the Board up to this date will continue to receive the benefit accrued for them under this plan through 2010. The payment of this retirement benefit begins after the Director’s retirement from the Board and continues for a period of time equal to the years of service on the Board from the year of their election to the Board through 2010.

2.	The annual equity grant of 5,000 nonqualified stock options for each Director was changed from a fixed share amount to a dollar value to approximate $100,000 based upon the Black-Scholes-Merton value of the shares on the date of the annual grant.

3.	The annual retainer of $50,000 was increased to $100,000 and committee fees, including fees for serving as a chair of a committee were adjusted to provide the amounts described above.

     When a Non-employee Director first joins the Board of Directors, he or she is granted an award of nonqualified stock options, stock appreciation rights, restricted stock, or a combination thereof with a value as determined by the Board of Directors, not in excess of the value of a nonqualified stock option covering an aggregate of 10,000 shares of Common Stock. In the following calendar year, and for each year thereafter, each Non-employee Director may, at the discretion of the Board, receive nonqualified stock options, stock appreciation rights, restricted stock, or a combination thereof with a dollar value to approximate $100,000 based upon the Black-Scholes-Merton value of the shares on the date of grant. If the Board grants stock options, it may permit Non-employee Directors to elect to receive restricted stock in lieu thereof. In 2010, all Non-employee Directors received nonqualified stock options covering 5,513 shares of Common Stock. The exercise price for the stock options is the closing market price of the Common Stock on the date of grant. Options granted to each Non-employee Director become exercisable under the terms and conditions as determined by the Board of Directors at the date of grant. Grants of options made to Non-employee Directors in 2010 become exercisable in equal installments on each of the next four anniversaries of the date of the option if the Non-employee Director continues to be a Director through such date. However, upon cessation of service by reason of retirement, a Non-employee Director becomes immediately vested in all outstanding stock options and awards that have not yet expired, as long as the Non-employee Director has completed at least one full year of vesting.

     Non-employee Directors, with the exception of those who are, or within one year will become retirement eligible, may elect to have all or a portion of their Board annual retainer and/or meeting fees paid in the form of immediately vested nonqualified stock options, restricted stock that vests upon four years of continued service, or a combination thereof as determined by the Board of Directors. In 2010, none of the Non-employee Directors made such an election.

     The following table identifies each item of compensation paid to Non-employee Directors for 2010.

2010 DIRECTOR COMPENSATION

			Change
			in Pension
			Value and
			Nonqualified
	Fees Earned		Deferred
	or		Compensation	All Other
	Paid in Cash	Option Awards	Earnings	Compensation	Total
Name (1)	$	($)(2)	($)(3)	($)(4)	$
Takuro Yoshida	78,667	284,251	–	–	362,918
Michael H. Armacost	99,733	100,332	16,918	1,081	218,064
Joe Frank Harris	99,733	100,332	9,027	14,453	223,545
Elizabeth J. Hudson	99,733	100,332	29,885	21,807	251,757
Douglas W. Johnson	114,733	100,332	–	16,737	231,802
Robert B. Johnson	109,733	100,332	–	1,081	211,146
Charles B. Knapp	114,733	100,332	26,335	13,834	255,234
Barbara K. Rimer, DrPH	99,733	100,332	32,139	1,081	233,285
Marvin R. Schuster	124,733	100,332	27,781	1,081	253,927
David Gary Thompson	99,733	100,332	–	1,081	201,146
Robert L. Wright	124,733	100,332	26,020	35,329	286,414
John Shelby Amos II	96,733	100,332	28,626	3,094,876	3,320,567
E. Stephen Purdom, M.D.	99,733	100,332	34,659	13,318	248,042
Kenneth S. Janke Sr.	21,067	–	5,804	1,189	28,060
Yoshiro Aoki	21,067	–	–	–	21,067

(1)	Daniel Amos, Chairman and CEO; Paul Amos II, President, Aflac and COO, Aflac U.S.; and Kriss Cloninger III, President, CFO, and Treasurer, are not included in the table, as they are employees of the Company and thus do not receive compensation for their services as Directors. The compensation received by Messrs. Daniel Amos, Paul Amos, and Cloninger as employees of the Company is shown in the Summary Compensation Table.

(2)	This column represents the grant date fair value as determined using the Black-Scholes-Merton valuation model with respect to the 2010 stock option grants. The fair values of the stock options granted on August 10, 2010, were calculated using the closing stock price on August 10, 2010, of $50.89. Assumptions used to calculate the grant date fair value of a stock option award are more fully described in Note 11 “Share-Based Transactions” in the Notes to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2010. Stock options granted to Non-employee Directors vest 25% per year over a four-year vesting period. The Black-Scholes-Merton grant date fair value of stock option awards was $18.20 for the August 10, 2010 grants. The grant date fair value per option was based on an assumption of four years of expected life from each of the four vesting dates, expected volatility of 32%, expected dividend yield of 1.3% and a risk-free interest rate of 3.2%. As of December 31, 2010, each Non- employee Director had the following number of stock options outstanding: Michael H. Armacost, 31,513; Joe Frank Harris, 41,513; Elizabeth J. Hudson, 41,513; Douglas W. Johnson, 41,513; Robert B. Johnson, 23,513; Charles B. Knapp, 41,513; Barbara K. Rimer, DrPH, 41,513, Marvin R. Schuster, 41,513; David Gary Thompson, 33,513; Robert L. Wright, 37,513; John Shelby Amos II, 41,513; Takuro Yoshida, 15,513 and E. Stephen Purdom, M.D., 41,513. As of December 31, 2010, the following non-employee Directors held the following number of outstanding stock awards that will vest upon the fourth anniversary of the awards: Robert B. Johnson, 529; and Robert L. Wright, 1,058.

(3)	The Company maintains a retirement plan for Non-employee Directors who have attained age 55 and completed at least five years of service as a Non-employee Director. Effective 2002, newly elected Non-employee Directors are not eligible for participation in this plan. The annual benefit paid to a Non-employee Director upon retirement (or to his or her spouse in the event of death prior to completion of payments under the plan) is equal to the Non-employee Director’s compensation for the 12 months preceding retirement, including retainer and regular Board member fees, but excluding committee fees, paid for a period of time equal to the number of completed years served. The Non-employee Directors do not participate in any nonqualified deferred compensation plans. Douglas W. Johnson, Robert B. Johnson, David Gary Thompson and Takuro Yoshida do not participate in the plan.

(4)	Included in All Other Compensation is the cost of spousal travel to attend Board meetings or Aflac's annual sales convention for Joe Frank Harris, $13,264, Elizabeth J. Hudson, $20,726, Douglas W. Johnson, $15,656, Charles B. Knapp, $12,753, E. Stephen Purdom,M.D., $12,880, John Shelby Amos II, $13,177 and Robert L. Wright, $2,019. Included for John Shelby Amos II, who presently serves as the State Sales Coordinator Alabama/West Florida, is $3,080,752 in renewal and first-year sales commissions before expenses. The compensation arrangement with John Shelby Amos II was no more favorable when contracted than those of other State Sales Coordinators. Included for Robert L. Wright is $32,229 for personal use of the corporate aircraft for medical purposes. These corporate aircraft charges include direct fuel costs and an allocation for maintenance expenses, landing fees, handling and catering, and when necessary, any additional crew expenses such as transportation, lodging and meals.

RELATED PERSON TRANSACTIONS

     The Company recognizes that transactions between the Company and any of its Directors or executives can present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than the best interests of the Company and its shareholders. Accordingly, consistent with the Company’s Code of Business Conduct and Ethics, as a general matter, it is the Company’s preference to avoid such transactions. Nevertheless, the Company recognizes that there are situations where such transactions may be in, or may not be inconsistent with, the best interests of the Company and its shareholders. Therefore, the Company has adopted a formal policy which requires the Company’s Audit Committee to review and, if appropriate, to approve or ratify any such transactions. Pursuant to the policy, the Audit Committee will review any transaction in which the Company is or will be a participant and the amount involved exceeds $120,000, and in which any of the Company’s Directors or executives had, has or will have a direct or indirect material interest. After its review the Audit Committee will only approve or ratify those transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders, as the Audit Committee determines in good faith.

     Each of the following ongoing transactions has been reviewed and ratified by the Audit Committee:

     In 2010, Aflac paid $125,330 to a corporation of which Maria Theresa Land, the sister of John Shelby Amos II, is the sole shareholder. This amount was earned as renewal commissions before expenses by W. Donald Land, the deceased husband of Maria Theresa Land. W. Donald Land served as State Sales Coordinator-Florida with Aflac from 1975 until May 1990. State Sales Coordinators are not salaried employees but are independent contractors compensated on a commission basis and are required to pay their own expenses. The compensation arrangement with W. Donald Land was no more favorable when contracted than those of other State Sales Coordinators.

     In 2010, Aflac paid $206,719 to John William Amos, the son of John Shelby Amos II. This amount was earned as renewal and first-year commissions before expenses. John William Amos serves as a Regional Sales Coordinator-Alabama/West Florida. In 2010, $222,794 was paid by Aflac to Joe Frank Harris Jr., the son of Joe Frank Harris, who was a Director in 2010. This amount was earned as renewal and first-year commissions before expenses. Joe Frank Harris Jr. serves as a Regional Sales Coordinator- Georgia/Northwest. Regional Sales Coordinators are not salaried employees but are independent contractors compensated on a commission basis and are required to pay their own expenses. The compensation arrangements with John William Amos and Joe Frank Harris Jr. are no more favorable than with other Regional Sales Coordinators.

     During 2010, Aflac Japan, Aflac Insurance Services Co., Ltd., and Aflac Payment Services Co., Ltd. leased office space from Seiwa Sogo Tatemono Co., Ltd. Lease payments made in 2010 totaled $2,110,218. Yoshiro Aoki, a Director of the Company in 2010, is and throughout 2010 was President and a Director of Seiwa Sogo Tatemono.

     For services rendered in 2010, the Company paid $606,385 in salary and non-equity incentive award to Kenneth S. Janke Jr., the son of Kenneth S. Janke Sr., who was a Director in 2010. Mr. Janke serves as Executive Vice President, Deputy CFO, of the Company. In addition, he received such employee benefits and other compensation (including equity awards) as were generally made available to executive management of the Company. For services rendered in 2010, Aflac paid $151,725 in salary and non-equity incentive award to J. Matthew Loudermilk, the son of Joey M. Loudermilk. Mr. J. Matthew Loudermilk serves as Second Vice President, Associate Counsel, of Aflac and Assistant Corporate Secretary of the Company and Aflac. In addition, Kenneth S. Janke, Jr. and J. Matthew Loudermilk received such employee benefits and other compensation (including equity awards) pursuant to the Company’s equity award and benefit programs. Both of these employees are also eligible to participate in all fringe benefit programs generally available to employees and their compensation is commensurate with that of their peers.

EQUITY COMPENSATION PLAN INFORMATION

     The following table provides information with respect to compensation plans under which our equity securities are authorized for issuance to our employees or Non-employee Directors, as of December 31, 2010.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans Excluding Securities Reflected in Column (a) (c)
Equity Compensation Plans Approved by Shareholders	14,505,873	$41.06	16,366,945*
Equity Compensation Plans Not Approved by Shareholders	–	–	–
Total	14,505,873	$41.06	16,366,945

*	Of the shares listed in column (c), 9,734,900 shares are available for grant other than in the form of options, warrants, or rights (i.e., in the form of restricted stock or restricted stock units).

AUDIT COMMITTEE REPORT

     The Audit Committee of the Company’s Board of Directors is composed of four Directors, each of whom, the Board has determined, is independent as defined by the NYSE listing standards and SEC rules, and is financially literate. The Board has determined that at least one member of the Audit Committee is an audit committee financial expert as defined by the SEC rules. Mr. Douglas W. Johnson, with 30 years as an auditor with Ernst & Young, 20 of those years as a partner, working primarily with the insurance industry segment, is the audit committee financial expert. The Audit Committee operates under a written charter adopted by the Board of Directors.

     Management has the primary responsibility for the Company’s financial statements and the reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in conformity with the auditing standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and issuing a report thereon. The Audit Committee has general oversight responsibility to monitor and oversee these processes on behalf of the Board of Directors.

     In connection with these responsibilities, the Audit Committee has met with management and the independent registered public accounting firm to review and discuss the Company’s audited consolidated financial statements for the year ended December 31, 2010. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by applicable generally accepted auditing standards regarding communication with Audit Committees and by the NYSE. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence. The Audit Committee has reviewed this report and such firm’s work throughout the year in order to evaluate the independent registered public accounting firm’s qualifications, performance, and independence.

     Additionally, the Audit Committee has monitored the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002 regarding the reporting related to internal control over financial reporting. This monitoring process has included regular reports and representations by financial management of the Company, by the internal auditors, and by KPMG LLP, the independent registered public accounting firm. The Audit Committee has also reviewed the certifications of Company executive officers contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed with the SEC, as well as reports issued by KPMG LLP, included in the Company’s Annual Report on Form 10-K related to its audit of (i) the consolidated financial statements and (ii) the effectiveness of internal control over financial reporting.

     Based upon the Audit Committee’s discussions with management and the independent registered public accounting firm, as set forth above, and the Audit Committee’s review of the representations of management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the SEC.

Audit Committee

Robert L. Wright, Chairman
Douglas W. Johnson (financial expert)
Charles B. Knapp
Marvin R. Schuster

2. ADVISORY VOTE ON EXECUTIVE COMPENSATION

     We believe that our compensation policies and procedures are centered on a pay-for-performance culture and are strongly aligned with the long-term interests of our shareholders. Since 2008, we have voluntarily provided our shareholders an annual advisory vote, commonly known as “Say-on-Pay.” Beginning this year, Section 14A of the Exchange Act requires us to provide our shareholders a “Say-on-Pay” vote. This vote gives you as a shareholder the opportunity to endorse or not endorse the compensation of our named executive officers through the following resolution.

“Resolved, that the shareholders approve the compensation of the Company’s named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative discussion in the Proxy Statement.”

     Because your vote is advisory, it will not be binding upon the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

     We are committed to achieving a high level of total return for our shareholders. From August 1990, when Daniel P. Amos was appointed as the CEO through December 31, 2010, the Company’s total return to shareholders, including reinvested cash dividends, has exceeded 3,763%, compared with 625% for the Dow Jones Industrial Average and 495% for the S&P 500.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”
APPROVAL OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION.

3. ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES
ON EXECUTIVE COMPENSATION

     As described in Proposal No. 2 above, we are providing our shareholders with the opportunity to cast an advisory vote on the compensation of our named executive officers.

     Beginning this year, and at least once every six years thereafter, Section 14A of the Exchange Act requires us to allow our shareholders the opportunity to cast an advisory vote on how often we should include advisory votes on the compensation of our named executive officers in our proxy materials for future shareholder meetings. Under this proposal, shareholders may vote to have the “Say-on-Pay” vote every year, every two years or every three years, or may abstain from voting.

     Each year since 2008, we have voluntarily provided our shareholders a “Say-on-Pay” vote. Consistent with our recent past practice, we believe that our shareholders should be allowed a “Say-on-Pay” vote every year so that shareholders may annually express their views on our executive pay program and policies.

     Because your vote is advisory, it will not be binding upon the Board. However, the Board will take into account the outcome of the vote when considering how often to include a “Say-on-Pay” vote in our proxy materials.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE OF “EVERY YEAR” ON THE
FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION.

4. RATIFICATION OF APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     In February 2011, the Audit Committee voted to appoint KPMG LLP, an independent registered public accounting firm, to perform the annual audit of the Company’s consolidated financial statements for the fiscal year 2011, subject to ratification by the shareholders.

     Representatives of KPMG LLP are expected to be present at the 2011 Annual Meeting of Shareholders with the opportunity to make a statement if they so desire. Such representatives are expected to be available to respond to appropriate questions.

     The aggregate fees for professional services rendered to the Company by KPMG LLP for the years ended December 31, were as follows:

	2010	2009*
Audit fees — Audit of the Company’s consolidated financial
statements for the years ended December 31**	4,808,682	$4,648,889
Audit related fees***	173,900	66,800
Tax fees	1,715	1,670
Total fees:	4,984,297	$4,717,359

*	The 2009 amounts have been reclassified to conform to the 2010 presentation.

**	Includes $505,753 and $439,770, respectively, for the 2010 and 2009 audits of the Japan branch regulatory financial statements including the audit of internal controls over financial reporting.

***	Includes fees relating to audits of the Company’s employee benefit plans and SAS 70 attestation reports.

     The Audit Committee of the Board of Directors has considered whether the provision of the non-audit professional services is compatible with maintaining KPMG LLP’s independence and has concluded that it is. The Audit Committee pre-approves all audit and non-audit services provided by KPMG LLP.

THE BOARD OF DIRECTORS RECOMMENDS UNANIMOUSLY A VOTE “FOR”
RATIFICATION OF THE SELECTION OF KPMG LLP
AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

OTHER MATTERS

     Management does not intend to bring any other matter before the meeting, and does not know of any other matter that is proposed to be brought before the meeting. However, should any other matter properly come before the meeting, the persons named in the enclosed proxy will have discretionary authority to vote all proxies in accordance with their judgment on such matter.

Shareholder Proposals

     For a shareholder’s proposal to be included in the Company’s Proxy Statement for the 2012 Annual Meeting of Shareholders, the shareholder must follow the procedures of Rule 14a-8 under the Exchange Act, and the proposal must be received by the Secretary of the Company by November 19, 2011. To be timely, shareholder proposals submitted outside the processes of Rule 14a-8 must be received by the Secretary of the Company during the period from January 3, 2012 through February 2, 2012.

Annual Report

     The Company has delivered a copy of its 2010 Annual Report on Form 10-K to each shareholder entitled to vote at the 2011 Annual Meeting of Shareholders. For a copy write to:

Robin Y. Wilkey
Senior Vice President, Investor Relations
Aflac Incorporated
Worldwide Headquarters
1932 Wynnton Road
Columbus, Georgia 31999

By Order of the Board of Directors,

Joey M. Loudermilk
Secretary

March 18, 2011

AFLAC INCORPORATED WORLDWIDE HEADQUARTERS 1932 WYNNTON ROAD COLUMBUS, GA 31999
(ONLY IF YOU AGREE WITH YOUR VOTING RIGHTS CAN YOU VOTE BY PHONE)

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M30405-P08051	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AFLAC INCORPORATED
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL DIRECTOR NOMINEES IN PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 4
The following proposals are being submitted to the Shareholders:
1.	Election of 15 Directors of the Company.		For	Against	Abstain
Nominees:
	1a.	Daniel P. Amos	☐	☐	☐

	1b.	John Shelby Amos II	☐	☐	☐

	1c.	Paul S. Amos II	☐	☐	☐

	1d.	Michael H. Armacost	☐	☐	☐

	1e.	Kriss Cloninger III	☐	☐	☐

	1f.	Elizabeth J. Hudson	☐	☐	☐

	1g.	Douglas W. Johnson	☐	☐	☐

	1h.	Robert B. Johnson	☐	☐	☐

	1i.	Charles B. Knapp	☐	☐	☐

	1j.	E. Stephen Purdom, M.D.	☐	☐	☐

	1k.	Barbara K. Rimer, DrPH	☐	☐	☐

	1l.	Marvin R. Schuster	☐	☐	☐

				For	Against	Abstain

	1m.	David Gary Thompson		☐	☐	☐

	1n.	Robert L. Wright		☐	☐	☐

	1o.	Takuro Yoshida		☐	☐	☐

2.
To consider the following non-binding advisory proposal:

"Resolved, that the shareholders approve the compensation of the Company's named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosure in the Proxy Statement.

The Board of Directors recommends a vote of "1 year":			1 Year	2 Years	3 Years	Abstain

3.	Non-binding, advisory vote on the frequency of future advisory votes on executive compensation.		☐	☐	☐	☐

				For	Against	Abstain

4.	Ratification of appointment of KPMG LLP as independent registered public accounting firm of the Company for the year ending December 31, 2011.			☐	☐	☐

Sign here as name(s) appear(s) on account. If acting as Attorney, Executor, Trustee or in other representative capacity, please sign name and title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M30406-P08051

AFLAC INCORPORATED
Worldwide Headquarters
1932 Wynnton Road, Columbus, Georgia 31999

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Daniel P. Amos, Kriss Cloninger III, and E. Stephen Purdom, M.D., as Proxies or any one of them, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of Aflac Incorporated held of record by the undersigned on February 23, 2011, at the Annual Meeting of the Shareholders to be held on Monday, May 2, 2011, at 10:00 a.m., or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS OF THE UNDERSIGNED SHAREHOLDER. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, THIS PROXY WILL BE VOTED "FOR" ALL DIRECTOR NOMINEES IN PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 4, AND "1 YEAR" ON PROPOSAL 3, AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

DESCRIPTION OF VOTING RIGHTS

      In accordance with the Company's Articles of Incorporation, shares of the Company's Common Stock, par value $.10 per share (the "Common Stock") are entitled to one vote per share until they have been held by the same beneficial owner for a continuous period of greater than 48 months prior to the record date of the meeting, at which time they become entitled to 10 votes per share. Where a share is transferred to a transferee by gift, devise, or bequest, or otherwise through the laws of inheritance, descent, or distribution from the estate of the transferor, or by distribution to a beneficiary of shares held in trust for such beneficiary, the transferee is deemed to be the same beneficial owner as the transferor for purposes of determining the number of votes per share. Shares acquired as a direct result of a stock split, stock dividend, or other distribution with respect to existing shares ("dividend shares") are deemed to have been acquired and held continuously from the date on which the shares with regard to which the issued dividend shares were acquired. Shares of Common Stock acquired pursuant to the exercise of a stock option are deemed to have been acquired on the date the option was granted.

     Shares of Common Stock held in "street" or "nominee" name are presumed to have been held for less than 48 months and are entitled to one vote per share unless this presumption is rebutted by providing evidence to the contrary to the Board of Directors of the Company. Shareholders desiring to rebut this presumption should complete and execute the affidavit. The Board of Directors reserves the right to require evidence to support the affidavit.

Only if you do not agree with the voting rights shown on the front of this Proxy should you complete the following:

Affidavit
Under the penalties of perjury, I do solemnly swear that I am entitled to the number of votes set forth below because

I agree to provide evidence to support this statement at the request of the Company.			Shares @	1 Vote/Share	=	Votes
Sign here	X		Shares @	10 Votes/Share	=	Votes
	X	Date	, 2011	Total	=	Votes